Filed Pursuant to Rule 424(b)(5)
Registration No. 333-289792

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 29, 2025)

4,651,516 Common Shares

Pre-Funded Warrants to Purchase up to 948,484 Common Shares

We are offering 4,651,516 of our common shares, no par value per share, and, in lieu of common shares to investors that so choose, pre-funded warrants to purchase up to 948,484 common shares pursuant to this prospectus supplement and the accompanying prospectus. A holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates and certain related parties, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of common shares outstanding immediately after giving effect to such exercise. The purchase price of each pre-funded warrants is equal to the price at which a common share is sold to the public in this offering, minus $0.001, which is the exercise price of each pre-funded warrant. Each pre-funded warrant is exercisable for one common share and shall be exercisable at any time after its original issuance and shall terminate upon exercise in full of such pre-funded warrant. This prospectus supplement also relates to the offering by us of our common stock issuable upon exercise of such Pre-Funded Warrants.

Our common shares are listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “ACOG”. The last closing price of our common shares on September 30, 2025, as reported by Nasdaq, was $6.51 per share. There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the pre-funded warrants on Nasdaq, any other national securities exchange or any other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

We are an “emerging growth company” and a “smaller reporting company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus supplement and future filings. See the section of this prospectus supplement entitled “prospectus supplement Summary—Implications of Being an Emerging Growth Company” and “prospectus supplement Summary—Implications of Being a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties referenced under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement and under similar headings in the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities offered hereby have not been qualified for distribution by this prospectus supplement under the securities laws of any province or territory of Canada and are not being offered in Canada or to any resident of Canada.

	Per Common Share	Per Pre-Funded Warrant	Total
Public Offering Price	$6.25000	$6.24900	$34,999,052
Underwriter fees (1)	$0.40625	$0.40625	$2,000,875
Proceeds, before expenses, to us (2)	$5.84375	$5.84275	$32,998,177

(1)	We have agreed to pay for certain expenses of the underwriter. See “Underwriting” beginning on page S-15 of this prospectus supplement for additional information regarding underwriting discounts, commissions and estimated expenses.

(2)	The amount of the offering proceeds to us presented in this table does not give effect to the exercise, if any, of the pre-funded warrants being issued in connection with this offering.

We have granted the underwriter an option, exercisable in whole or in part, for a period of up to 30 days from the date of this prospectus supplement to purchase up to 840,000 additional common shares at the public offering price, less underwriting discounts and commissions.

The underwriter expects to deliver the securities, against payment, on or about October 2, 2025.

Sole Bookrunner

Titan Partners Group

a division of American Capital Partners

The date of this prospectus supplement is September 30, 2025.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and common shares and the method of distribution of the common shares. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to the common shares. Both documents contain important information you should consider when making your investment decision. This prospectus supplement is deemed to be incorporated by reference into the prospectus solely for the purpose of the offering. If information in this prospectus supplement is inconsistent with the prospectus or the information incorporated by reference in the prospectus, you should rely on this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information about us to which we refer you in the sections of this prospectus supplement titled “Where You Can Find Additional Information” and “Incorporation by Reference”.

You should rely only on the information provided in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein. In addition, this prospectus supplement contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed and incorporated by reference into the registration statement of which this prospectus supplement forms a part, and you may obtain copies of those documents as described below under the headings “Where You Can Find More Information” and “Incorporation by Reference.” Information contained in later-dated documents incorporated by reference will automatically supplement, modify or supersede, as applicable, the information contained in this prospectus supplement, the accompanying prospectus or in earlier-dated documents incorporated by reference.

This prospectus supplement and the accompanying prospectus contain and incorporate by reference certain market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, estimates as they relate to projections involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors, including those discussed under “Risk Factors” in this prospectus supplement and the accompanying prospectus and under similar headings in the documents incorporated by reference herein and therein. Accordingly, investors should not place undue reliance on this information.

Except as other indicated, references in this prospectus supplement to the “Company”, “Alpha Cognition”, “we”, “us”, and “our” refer to Alpha Cognition Inc.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained in other parts of this prospectus supplement and in the documents we incorporate by reference. Because it is only a summary, it does not contain all of the information that you should consider before investing in our common shares and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement. You should read all such documents carefully, especially the risk factors and our consolidated financial statements and the related notes included or incorporated by reference in this prospectus supplement, before deciding to buy shares of our common shares.

Overview

We are a biopharmaceutical company dedicated to developing treatments for patients suffering from neurodegenerative diseases, such as Alzheimer’s disease (“Alzheimer’s disease” or “AD”), for which there are limited or no treatment options. We focus on the development of commercial manufacturing and commercial sales of ZUNVEYL oral tablet formulation. Our commercial development program for ZUNVEYL is primarily focused on building a long-term care commercial team that can focus on providing key points of differentiation, exploiting key issues with existing AChEI treatments, and franchising potential additional indications and new products.

We launched ZUNVEYL on March 17, 2025 and will target the largest volume nursing homes specializing in Alzheimer’s Disease, leveraging an account-based sales team with demonstrated success in LTC, positioning ZUNVEYL with Medicare payors, and developing strategic and clinical partnerships with consultant pharmacists and long-term care pharmacies. We have set the Wholesale Acquisition Cost (WAC) for our latest therapeutic product at $749 per month. This pricing reflects our commitment to balancing patient access with the value of innovative healthcare solutions. By establishing a competitive WAC price, we aim to enhance affordability and ensure patients can benefit from our advanced treatment options. Patients’ out-of-pocket cost for treatment with ZUNVEYL will depend on their length of treatment and their insurance. We have three additional pre-clinical development programs: ZUNVEYL in combination with memantine for the treatment of moderate-to-severe Alzheimer’s disease, ALPHA-1062 sublingual formulation, ALPHA-1062 intranasal (“ALPHA-1062IN”) formulation for the treatment of cognitive impairment with mild traumatic brain injury (mTBI; otherwise known as concussion) and ALPHA-0602, ALPHA-0702 & ALPHA-0802, also referred to as ‘Progranulin’ and ‘Progranulin GEM’s’, for the treatment of neurodegenerative diseases including amyotrophic lateral sclerosis, otherwise known as ALS or Lou Gehrig’s disease and spinal muscular atrophy (SMA).

ZUNVEYL, is a patented new innovative product being developed as a next generation acetylcholinesterase inhibitor for the treatment of Alzheimer’s disease, with expected minimal gastrointestinal side effects. ZUNVEYL’s active metabolite is differentiated from donepezil and rivastigmine in that it binds neuronal nicotinic receptors, most notably the alpha-7 subtype, which is known to have a positive effect on cognition. ZUNVEYL is in pre-clinical development in combination with memantine to treat moderate to severe Alzheimer’s disease, in pre-clinical development with sublingual formulation for patients suffering from dysphagia, and ALPHA-1062IN is intended to be out-licensed for pre-clinical development to study an intranasal formulation for cognitive impairment with mTBI.

Our other pre-clinical stage assets include ALPHA-0602, ALPHA-0702 & ALPHA-0802 (Progranulin and Progranulin GEM’s), which are expressed in several cell types in the central nervous system and in peripheral tissues, promotes cell survival, regulates certain inflammatory processes, and play a significant role in regulating lysosomal function and microglial responses to disease. Our intended use for the treatment of neurodegenerative diseases has been patented by us and ALPHA-0602 has been granted an Orphan Drug Designation for the treatment of ALS by the FDA. Orphan Drug Designation was provided for ALPHA-0602 by the Office of Orphan Drug Products, FDA on February 2020 based on the Federal Food Drug, and Cosmetic Act, whereby the ALPHA-0602 met the criteria designated in Section 526 of such Act. For a further description see the section entitled “Business - Government Regulation - Orphan Drug Designation”. The Orphan Drug Designation allows for exclusivity provisions provided the drug is approved first for indication: treatment of amyotrophic lateral sclerosis ALPHA-0702 and ALPHA-0802 are Granulin Epithelin Motifs, (“GEMs”), derived from full length progranulin which have therapeutic potential across multiple neurodegenerative diseases. GEMs have been shown to be important in regulating cell growth, survival, repair, and inflammation. ALPHA-0702 and ALPHA-0802 are designed to deliver this with potentially lower toxicity, and greater therapeutic effect. As the assets are pre-clinical assets and do not add material value to our business, we will not develop these assets further and instead will seek to out-license the assets to interested third parties. Given the early stage of discussion with third parties, we cannot assess value to a license agreement.

We are the parent company of Alpha Cognition Canada Inc. (“Alpha Canada” or “ACI Canada”) which is the parent company of Alpha Cognition USA Inc. (“ACI USA”). As of May 1, 2023, our common shares commenced trading on the CSE under the symbol “ACOG”, previously our shares were traded on the TSX-V until April 28, 2023, when we had them delisted. As of November 12, 2024, our common shares commenced trading on The Nasdaq Capital Market under the symbol “ACOG”. We were voluntarily delisted from the CSE and OTCQB on December 17, 2024.

Risk Factors

Our operations and financial results are subject to various risks and uncertainties. Before deciding to invest in our securities, you should carefully consider the factors described under “Risk Factors” beginning on page S-6 of this prospectus supplement, as well as the other information included elsewhere in this prospectus supplement, and the risk factors described under “Part I, Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and in any subsequently-filed Quarterly Reports on Form 10-Q, and those contained in our other filings with the SEC that are incorporated by reference in this prospectus supplement. Any of the foregoing risk factors could adversely affect our business, results of operations, financial condition and prospects. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus supplement;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements;

●	exemption from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We elected to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Implications of Being a Smaller Reporting Company

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $250 million as of the last business day of our most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of our voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●	in the case of an initial registration statement under the Securities Act, or the Exchange Act of 1934, as amended, which we refer to as the Exchange Act, for shares of our common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated initial public offering price of the shares; or

●	in the case of an issuer whose public float as calculated under the previous two bullet points was zero or less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

We believe that we are a smaller reporting company, and as such that we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies. These “scaled” disclosure requirements may make our securities less attractive to potential investors, which could make it more difficult for our security holders to sell their securities.

Recent Developments

●	On March 19, 2025, we announced the official commercial launch of ZUNVEYL.

●	On January 14, 2025, we announced the strategic appointments of Jen Pesa, Vice President of Commercial; Jack Kelly, Head of Market Access; Rommel Fernandez, Vice President of Corporate Strategy and Operations; and Kurt Grady, Vice President of Medical Affairs. These hires mark significant milestones in building Alpha Cognition’s commercial and medical teams.

●	On January 8, 2025, we announced an exclusive licensing agreement with China Medical System Holdings Limited (CMS) for the development, manufacturing and commercialization of ZUNVEYL (benzgalantamine) in Asia (excluding Japan), Australia and New Zealand. ZUNVEYL is a next generation acetylcholinesterase inhibitor approved in the US for the treatment of mild-to-moderate Alzheimer’s disease. Terms of the agreement total $44 million, which includes $6 million in total upfront payments split into tranches and development and commercial milestone payments. Additionally, ACI is eligible to receive royalties on net sales of ZUNVEYL in Asia (excluding Japan), Australia and New Zealand. CMS will be responsible for the regulatory, development, manufacturing, and commercialization of ZUNVEYL in the licensed territories.

●	As of August 22, 2025, European and Canadian Patents derived from WO2009127218 (BBB II), namely EP 2137192 and CA 2,721,007, and European, Canadian and Australian Patents derived from WO2014016430 (BBB-III), namely EP 2877165, EP 3417862, CA 2,878,135 and AU 2013294917, are abandoned, intended to be abandoned, or in the process of abandonment.

NASDAQ Listing and Reverse Stock Split

On November 12, 2024, our common shares began trading on the Nasdaq Capital Market under the symbol “ACOG”.

On November 5, 2024, we completed a reverse stock split of our common shares with a stock split ratio of 1-for-25 (“Reverse Stock Split”). The Reverse Stock Split is intended to allow us to meet the minimum share price requirement of the Nasdaq Capital Market.

Except as otherwise indicated, all references to our common shares, share data, per share data and related information depict the effect of the Reverse Stock Split as if it had occurred at the beginning of the earliest period presented. The Reverse Stock Split combined each twenty five shares of our outstanding common shares into one common share, without any change in the par value per share which will remain no par value, and the Reverse Stock Split correspondingly adjusted, among other things, the number of common shares issuable upon exercise of outstanding options and warrants and the exercise price of such options and warrants and shares issuable upon conversion of preferred shares and other convertible securities. No fractional shares will be issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded to the nearest whole share.

Corporate Information

Our principal office is located at 1452 Hughes Rd., Ste 200, Grapevine, Texas, 76051. Our registered and records office is located at 1200 - 750 West Pender Street, Vancouver, BC, V6C 2T8. Our phone number is 1-858-344-4375. Our website is www.alphacognition.com. We make available, free of charge, through our website, by way of a hyperlink to a third-party site that includes filings we make with the SEC website (www.sec.gov), our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports electronically filed or furnished pursuant to Section 15(d) of the Exchange Act. The information contained on, connected to or that can be accessed via our website is not, and shall not be deemed to be incorporated by reference into this prospectus supplement. In addition, the public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C., 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

Additional Information

You should rely only on the information contained in this prospectus supplement or incorporated herein by reference. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus supplement filed with the SEC or incorporated herein by reference. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the common shares and pre-funded warrants only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement is accurate only as of the date of this document, regardless of the time of delivery of this prospectus supplement or any sale of the common shares and pre-funded warrants. Our business, financial condition, results of operations, and prospects may have changed since the date hereof.

The Offering

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus.

Common shares offered by us	4,651,516 common shares, no par value (5,491,516 common shares if the underwriter option is exercised in full) at an offering price of $6.25 per common share.

Pre-funded warrants offered by us	We are also offering, in lieu of common shares to certain investors, pre-funded warrants to purchase up to 948,484 common shares. The purchase price of each pre-funded warrant equals the price per share at which the common shares are being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant will be $0.001 per common share. Each pre-funded warrant will be exercisable at any time after its original issuance and shall terminate upon exercise in full of such pre-funded warrant. See “Description of Securities Being Offered—Pre-Funded Warrants.” This prospectus supplement also relates to the registration of the common shares issuable upon exercise of such pre-funded warrants.

Underwriter option	We have granted the underwriter an option to purchase up to an aggregate of additional common shares at the public offering price, less underwriting discounts and commissions on the same terms as set forth in this prospectus supplement. The underwriter can exercise this option, in whole or in part, at any time and from time to time within 30 days after the date of this prospectus supplement.

Common shares outstanding prior to offering	16,250,588 common shares.

Common shares to be outstanding after this offering(1)	20,902,104 common shares (21,742,104 common shares if the underwriter option is exercised in full) assuming no exercise of any pre-funded warrants issued in this offering.

Use of proceeds	We currently intend to use the net proceeds from the sale of our common shares offered by us hereunder for the acceleration of commercial launch, with an emphasis on sales expansion, marketing investment, enhancing payer coverage, and reimbursement infrastructure. These investments are designed to maximize near-term adoption while laying the foundation for long-term revenue growth and a sustainable commercial presence in the Alzheimer’s treatment landscape. See “Use of Proceeds” on page S-10 of this prospectus supplement for additional information.

Risk factors	You should read the “Risk Factors” section of this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common shares.

Nasdaq symbol	Our common shares are listed on The Nasdaq Capital Market under the symbol “ACOG.”

(1)	The number of common shares outstanding after this offering is based on 16,250,588 common shares outstanding as of September 29, 2025, and does not include:

●	3,494,962 common shares issuable upon exercise of outstanding warrants with an average weighted exercise price of $7.41;

●	316,655 common shares issuable upon conversion of Class B Preferred Series A Shares;

●	1,996,660 common shares underlying options granted under our equity plans, exercisable at an average weighted exercise price of $5.49 per share; and

●	265,642 common shares underlying performance options granted under our equity plans, exercisable at an average weighted exercise price of $0.22 per share.

Further, the number of common shares to be outstanding after this offering does not take into account the 948,484 common shares issuable upon the exercise of the pre-funded warrants issued in this offering.

RISK FACTORS

Investing in our securities involves a risk of loss. Before investing in our securities, you should carefully consider the risk factors described under “Risk Factors” in our Annual Report on Form 10-K filed with the SEC for the most recent year, in any applicable prospectus supplement and in our filings with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information included in this prospectus supplement and any prospectus supplement and the other information incorporated by reference herein and therein. These risks are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial also may impair or harm our business and financial results. Statements in or portions of a future document incorporated by reference in this prospectus supplement, including, without limitation, those relating to risk factors, may update and supersede statements in and portions of this prospectus supplement or such incorporated documents. Please also refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to this Offering

If you purchase common shares in this offering, you will suffer immediate dilution of your investment.

The offering price of our common shares in this offering is substantially higher than the net tangible book value per common share. Therefore, if you purchase our common shares in this offering, you may pay a price per share that substantially exceeds our net tangible book value per share after this offering. After giving effect to the sale of our common shares and pre-funded warrants in the aggregate amount of approximately $35 million at the offering price of $6.25 per common share and $6.249 per pre-funded warrant, after deducting commissions and estimated aggregate offering expenses payable by us, assuming no exercise of the pre-funded warrants and excluding any resulting accounting associated with the pre-funded warrants, you will experience immediate dilution of $3.16 per share, representing the difference between our as adjusted net tangible book value per share as of June 30, 2025 after giving effect to this offering. See “Dilution” in this prospectus supplement for a more detailed illustration of the dilution you would incur if you participate in this offering.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from the offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common shares. The failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common shares to decline. Pending their use, we may invest the net proceeds from the offering in a manner that does not produce income or that loses value.

You may experience future dilution as a result of this offering, future equity offerings or other equity issuances.

We cannot assure you that we will not need to raise substantial capital in addition to the amounts we may raise in this offering. In order to raise such capital, we may in the future offer and issue additional common shares or other securities convertible into or exchangeable for our common shares. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering from time to time, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional common shares or other securities convertible into or exchangeable for our common shares in future transactions may be higher or lower than the price per share in this offering.

Potential volatility of the price of our common shares.

The market price for our common shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including the following: (i) actual or anticipated fluctuations in our quarterly results of operations; (ii) recommendations by securities research analysts; (iii) changes in the economic performance or market valuations of other issuers that investors deem comparable to us; (iv) addition or departure of our executive officers and other key personnel; (v) expiration of transfer restrictions on outstanding common shares; (vi) sales or perceived sales of additional common shares; (vii) significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors; (viii) the announcement of new customers, partners or suppliers; (ix) terrorist attacks, natural disasters, regional and global conflicts, sanctions, laws and regulations that prohibit or limit operations in certain jurisdictions, public health crises or other such events impacting countries where we have operations and (x) news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industries or target markets.

Financial markets have recently experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of public entities and that have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such entities. Accordingly, the market price of the common shares may decline even if our operating results, underlying asset values or prospects have not changed. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue for a protracted period of time, our operations and the trading price of the common shares may be materially adversely affected.

Holders of pre-funded warrants will have no rights as a holder of common shares until such pre-funded warrants are exercised.

Until a holder of the pre-funded warrants issued in the offering acquires common shares upon exercise of such pre-funded warrants, the holder will have no rights with respect to the common shares underlying such pre-funded warrants. Upon exercise of any pre-funded warrants, the holder will be entitled to exercise the rights of a holder of common shares only as to matters for which the record date occurs after the exercise date.

There will be no market for the pre-funded warrants.

We have not applied and do not intend to apply to list the pre-funded warrants on any securities exchange. There will be no market through which the pre-funded warrants may be sold and purchasers may not be able to resell the pre-funded warrants purchased in the offering. This may affect the pricing of the pre-funded warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the pre-funded warrants, and the extent of issuer regulation.

We will not receive any meaningful additional funds upon the exercise of the pre-funded warrants.

Each pre-funded warrant will be exercisable until it is fully exercised and by means of payment of the nominal cash purchase price upon exercise or through a “cashless exercise” procedure. Accordingly, we will not receive any meaningful additional funds upon the exercise of the pre-funded warrants.

Significant holders or beneficial holders of our common shares may not be permitted to exercise the pre-funded warrants that they hold.

Holders of the pre-funded warrants will not be entitled to exercise any portion of any the pre-funded warrants which, upon giving effect to such exercise, would cause the aggregate number of our common shares beneficially owned by the holder (together with its affiliates) to exceed a specified percentage of the number of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants. As a result, you may not be able to exercise your pre-funded warrants for our common shares at a time when it would be financially beneficial for you to do so. In such circumstances, you could seek to sell your pre-funded warrants to realize value, but you may be unable to do so in the absence of an established trading market for the pre-funded warrants.

We believe that we may be a “passive foreign investment company”, which may have adverse U.S. federal income tax consequences for U.S. investors.

We believe we were a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) for our most recently completed taxable year and based on current business plans and financial expectations, we expect that we may be a PFIC for our current taxable year. Our PFIC status for our current taxable year and future taxable years depends on the nature of our income and the composition and value of our assets for our current taxable year or applicable future taxable year, which cannot be anticipated as of the date of this prospectus supplement. If we are a PFIC for any year during a U.S. taxpayer’s holding period of common shares or pre-funded warrants, then such U.S. taxpayer generally will be required to treat any gain realized upon a disposition of the common shares or pre-funded warrants, as applicable, or any so-called “excess distribution” received on its common shares or pre-funded warrants, as applicable, as ordinary income and to pay an interest charge on a portion of such gain or distribution. In certain circumstances, the sum of the tax and the interest charge may exceed the total amount of proceeds realized on the disposition, or the amount of excess distribution received, by the U.S. taxpayer. Each potential investor who is a U.S. taxpayer should review the discussion below under the heading “Certain Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules” in its entirety and should consult its own tax advisor regarding the tax consequences of the PFIC rules and the acquisition, ownership, and disposition of the common shares and pre-funded warrants.

Proposed legislation in the U.S. Congress, including changes in U.S. tax law, may adversely impact us and the value of the common shares and pre-funded warrants.

Changes to U.S. tax laws (which changes may have retroactive application) could adversely affect us or holders of the common shares or pre-funded warrants. In recent years, many changes to U.S. federal income tax laws have been proposed and made, and additional changes to U.S. federal income tax laws are likely to continue to occur in the future. Additionally, states in which we operate or own assets may impose new or increased taxes.

The U.S. Congress is currently considering numerous items of legislation which may be enacted prospectively or with retroactive effect, which legislation could adversely impact our financial performance and the value of the common shares or pre-funded warrants. Investors should consult their own tax advisors regarding such enacted or proposed legislation as well as the potential impact of such legislation on them in light of their own personal circumstances.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, and the documents incorporated by reference herein, contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, and are based on management’s current expectations. These forward-looking statements can be identified by the use of forward-looking terminology, including, but not limited to, “believes,” “may,” “will,” “would,” “should,” “expect,” “anticipate,” “seek,” “see,” “confidence,” “trends,” “intend,” “estimate,” “on track,” “are positioned to,” “on course,” “opportunity,” “continue,” “project,” “guidance,” “target,” “forecast,” “anticipated,” “plan,” “potential” and the negative of these terms or comparable terms.

Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” or otherwise discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in our other filings made from time to time with the SEC after the date of this prospectus supplement.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents and reports filed from time to time with the SEC.

All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We are not under any obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of our common shares and pre-funded warrants in this offering will be approximately $32.47 million (approximately $37.38 million if the underwriter option is exercised in full), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from the sale of our common shares offered by us hereunder for the acceleration of commercial launch, with an emphasis on sales expansion, marketing investment, enhancing payer coverage, and reimbursement infrastructure. These investments are designed to maximize near-term adoption while laying the foundation for long-term revenue growth and a sustainable commercial presence in the Alzheimer’s treatment landscape.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses for the net proceeds to be received from this offering. The amounts and timing of our actual expenditures will depend on numerous factors including our operating costs. Accordingly, our management will have broad discretion in the application of the net proceeds, and investors will be relying on the judgment of management regarding the application of the net proceeds from the offering. We may find it necessary or advisable to reallocate the net proceeds of this offering; however, any such reallocation would be substantially limited to the categories set forth above as we do not intend to use the net proceeds for other purposes. Pending such uses set forth above, we plan to invest the net proceeds in government securities and other short-term investment grade, marketable securities.

DILUTION

If you purchase common shares in this offering, you will experience dilution to the extent of the difference between the price per share you pay in this offering and the net tangible book value per share of our common shares immediately after this offering. Our net tangible book value as of June 30, 2025 was approximately $31.49 million, or approximately $1.97 per share. Net tangible book value per share represents our total tangible assets less total liabilities as of June 30, 2025 divided by the number of common shares outstanding as of June 30, 2025.

After giving effect to the sale by us of approximately $35 million aggregate sales price of our common shares and pre-funded warrants in this offering at the public offering price of $6.25 per share and $6.249 per pre-funded warrant, and after deducting the estimated fees and commissions and estimated offering expenses payable by us (estimated at approximately $250,000), our as adjusted net tangible book value as of June 30, 2025 would have been approximately $63.96 million or approximately $3.09 per common share. This represents an immediate increase in net tangible book value of approximately $1.12 per common share to existing shareholders and an immediate dilution of approximately $3.16 per common share to new investors. The following table illustrates this per share dilution:

Public offering price per share		$6.25

Net tangible book value per share as of June 30, 2025	$1.97

Increase in net tangible book value per share attributable to new investors	$1.12

As adjusted net tangible book value per share as of June 30, 2025 after giving effect to this offering		$3.09

Dilution per share to new investors in the offering		$3.16

To the extent that the underwriter option is exercised in full our as adjusted net tangible book value as of June 30, 2025 would have been approximately our as adjusted net tangible book value as of June 30, 2025 would have been approximately $68.87 million or approximately $3.20 per common share. This represents an immediate increase in net tangible book value of approximately $1.23 per common share to existing shareholders and an immediate dilution of approximately $3.05 per common share to new investors.

If holders of the pre-funded warrants exercise the pre-funded warrants in full, our as adjusted net tangible book value per common share after giving effect to this offering (but not the exercise of the underwriter’s option to purchase additional common shares) would have been approximately $63.97 million or $2.96 per common share, and the dilution in as adjusted net tangible book value per common share to new investors participating in this offering would have been $3.29 per common share.

The number of common shares to be outstanding immediately after this offering is based on 16,023,119 common shares outstanding as of June 30, 2025, and excludes:

●	3,632,630 common shares issuable upon exercise of outstanding warrants with an average weighted exercise price of $7.40;

●	316,655 common shares issuable upon conversion of Class B Preferred Series A Shares;

●	2,101,696 common shares underlying options granted under our equity plans, exercisable at an average weighted exercise price of $5.39 per share; and

●	265,642 common shares underlying performance options granted under our equity plans, exercisable at an average weighted exercise price of $0.22 per share.

Further, the number of common shares to be outstanding after this offering does not take into account the 948,484 common shares issuable upon the exercise of the pre-funded warrants issued in this offering.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common shares. We intend to retain our earnings, if any, to finance the growth and development of our business and do not expect to pay cash dividends or to make any other distributions in the near future. Our board of directors will review this policy from time to time having regard to our financing requirements, financial condition and other factors considered to be relevant.

DESCRIPTION OF SECURITIES DISTRIBUTED

Common Shares

The common shares will have all the characteristics, rights and restrictions of our common shares. We are authorized to issue an unlimited number of common shares, without par value, of which 16,250,588 are issued and outstanding as at September 29, 2025. Holders of common shares are entitled to one vote per common share at all meetings of shareholders, to receive dividends as and when declared by our directors and to receive a pro rata share of our assets available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of our business. There are no pre-emptive, conversion or redemption rights attached to the common shares.

Pre-Funded Warrants

Each pre-funded warrant will entitle the holder to acquire, subject to adjustment as summarized below, a number of common shares, the exercise price for which has been pre-funded other than a nominal exercise price of $0.001 per common share. The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice, thereby canceling all or a portion of such holder’s pre-funded warrants. The pre-funded warrants may be exercised on a “cashless” basis. The pre-funded warrants will not expire until they are exercised in full.

If we reorganize, consolidate, amalgamate or merge with any other body corporate, if we reclassify our common shares or the common shares are effectively converted or exchanged for other securities, cash or property (other than a subdivision, consolidation or share dividend resulting in an adjustment as described above), if holders of our common shares representing more than 50% of the voting power of the common shares tender their shares in a take-over bid, tender offer, exchange offer or pursuant to a stock purchase agreement or other business combination, or we transfer all or substantially all of its assets (in each case, and as may be described in further detail in the terms of the pre-funded warrant, a “Fundamental Transaction”), then a holder of a pre-funded warrant, upon exercise of thereof, will be entitled to receive such securities and/or other property (including cash) as if the holder had exercised the pre-funded warrant before such Fundamental Transaction (without regard to any restrictions on exercise of the pre-funded warrant as described below).

The pre-funded warrant provides that notwithstanding any other terms thereof, we shall not effect the exercise of any portion of the pre-funded warrants, and the holder of pre-funded warrants shall not have the right to exercise any portion of the pre-funded warrants, and any such exercise shall be null and void ab initio and treated as if the exercise had not been made, to the extent that immediately prior to or following such exercise, the holder of the pre-funded warrants, together with its affiliates and other “attribution parties” as may be defined in the pre-funded warrant, beneficially owns or would beneficially own a number of common shares in excess of 4.99% (which can be increased at the election of the holder of the pre-funded warrant to 9.99%) (the “Specified Percentage”) of the number of common shares outstanding immediately after giving effect to the issuance of common shares upon exercise of such pre-funded warrants. Notwithstanding the foregoing, a holder of pre-funded warrants, upon notice to the Company, may increase or decrease the Specified Percentage subject to certain restrictions.

No fractional common shares will be issuable upon the exercise of any pre-funded warrants. In lieu of any fractional shares that would otherwise be issuable, the number of common shares to be issued shall be rounded up to the next whole number and the Company shall pay the holder in cash the fair market value for any such fractional shares. Holders of pre-funded warrants will not have any voting or pre-emptive rights or any other rights which a holder of common shares would have.

We have not applied and do not intend to apply to list the pre-funded warrants on any securities exchange. There will be no market through which the pre-funded warrants may be sold and purchasers may not be able to resell the pre-funded warrants purchased in the offering. This may affect the pricing of the pre-funded warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the pre-funded warrants, and the extent of issuer regulation.

MARKET FOR COMMON SHARES

Our common shares are listed on the Nasdaq under the trading symbol “ACOG”. On September 30, 2025, the last reported sales price of the common shares on the Nasdaq was $6.51 per common share.

There is no established public trading market for the pre-funded warrants, and we do not expect a market to develop. In addition, we do not intend to apply for a listing of the pre-funded warrants on the Nasdaq, any other national securities exchange or any other nationally recognized trading system.

Exchange Controls

There are no governmental laws, decrees or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-resident holders of our securities, other than Canadian withholding tax. See “Certain Canadian Federal Income Tax Considerations for U.S. Residents” below.

UNDERWRITING

We have entered into an underwriting agreement with Titan Partners Group LLC, a division of American Capital Partners, LLC, or the underwriter, with respect to the common shares subject to this offering.

Subject to certain conditions, we have agreed to sell to the underwriter such common shares and pre-funded warrants listed next to its name in the below table at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement.

UNDERWRITER	NUMBER OF COMMON SHARES	NUMBER OF PRE-FUNDED WARRANTS
Titan Partners Group LLC, a division of American Capital Partners, LLC	4,651,516	948,484

The underwriting agreement provides that the obligation of the underwriter to purchase the common shares and pre-funded warrants offered by this prospectus supplement and the accompanying prospectus is subject to certain conditions. The underwriter is obligated to purchase all of the common shares and pre-funded warrants offered hereby. The underwriter is offering the common shares and pre-funded warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriter will not receive any compensation for common shares and pre-funded warrants sold in the offering to certain investors introduced by the Company.

Discounts, Commissions and Expenses

The underwriter proposes to offer the common shares and pre-funded warrants purchased pursuant to the underwriting agreement to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.203125 per common share or pre-funded warrant. After this offering, the public offering price and concession may be changed by the underwriter. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

In connection with the sale of the common shares and pre-funded warrants to be purchased by the underwriter, the underwriter will be deemed to have received compensation in the form of underwriting discounts and commissions. The underwriting discounts and commissions will be up to $0.40625 per common share and per pre-funded warrant, based on the public offering price per share set forth on the cover page of this prospectus supplement.

We have also agreed to reimburse the underwriter at closing for all reasonable and accountable out-of-pocket expenses incurred in connection with this offering, up to a maximum amount of $100,000. We estimate that our total offering expenses for this offering, net of the underwriting discounts and commissions, will be approximately $250,000.

The following table summarizes the underwriting discounts and commissions and proceeds, before expenses, to us assuming both no exercise and full exercise by the underwriter of the over-allotment option:

	Price Per Common Share	Price Per Pre-Funded Warrant	Total without Option	Total with Option
Public offering price	$6.25	$6.249	$34,999,052	$40,249,052
Underwriting discounts and commissions(1)	$0.40625	$0.40625	$2,000,875	$2,342,125
Proceeds, before expenses, to us(2)	$5.84375	$5.84275	$32,998,177	$37,906,927

(1)	We have agreed to pay the underwriter a commission up to 6.5% of the aggregate gross proceeds from the sale of the securities in this offering.
(2)	The amount of the offering proceeds to us presented in this table does not give effect to the exercise, if any, of the pre-funded warrants being issued in connection with this offering.

Underwriter Option

We have granted the underwriter an option to purchase up to an aggregate of 840,000 additional common shares at the public offering price, less underwriting discounts and commissions on the same terms as set forth in this prospectus supplement. The underwriter can exercise this option in whole or in part at any time and from time to time within 30 days after the date of this prospectus supplement.

Discretionary Accounts

The underwriter does not intend to confirm sales of the common shares offered hereby to any accounts over which they have discretionary authority.

Indemnification

We have also agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act and to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Lock-Up Agreements

We have agreed that, for a period of seventy-five (75) days after the date of this prospectus supplement, without the prior written consent of the underwriter, and subject to certain exceptions, neither we nor any of our subsidiaries shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any of our common shares or common share equivalents or file any registration statement or amendment or supplement thereto, other than this prospectus supplement.

In addition, each of our directors and executive officers has entered into a lock-up agreement with the underwriter. Under the lock-up agreements, without the prior written consent of the underwriter, the foregoing persons may not offer, sell, contract to sell, lend, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition, whether by actual disposition or effective economic disposition due to cash settlement or otherwise, by such person or any affiliate or any person in privity with such person), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, for a period of seventy-five (75) days from the date of this prospectus supplement. These restrictions on future dispositions by our directors and executive officers are subject to certain exceptions for transfers of beneficially owned shares, including, but not limited to, transfers (i) as a bona fide gift or gifts, (ii) to any immediate family member or to any trust for the direct or indirect benefit of such person or the immediate family of the transferor; (iii) to any corporation, partnership, limited liability company, or other business entity, all of the equity holders of which consist of the transferor and/or the immediate family of the transferor; (iv) if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, (a) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the transferor or (b) in the form of a distribution to limited partners, limited liability company members or shareholders of the transferor; (v) if the undersigned is a trust, to the beneficiary of such trust; (vi) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of the transferor; and (vii) by operation of law, such as pursuant to qualified domestic order or in connection with a divorce settlement. Furthermore, parties to the lock-up agreement may enter into any new plan established in compliance with Rule 10b5-1 under the Exchange Act, provided that (i) such plan may only be established if no public announcement or filing with the SEC, or other applicable regulatory authority, is made in connection with the establishment of such plan during the period covered by the lock-up agreement, except as required by applicable securities laws, and (ii) no sale of our common shares are made pursuant to such plan during the period covered by the lock-up agreement.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter or by its affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter’s website or our website and any information contained in any other websites maintained by the underwriter or by us is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriter in its capacity as the underwriter, and should not be relied upon by investors.

Passive Market Making

In connection with this offering, the underwriter and selling group members may also engage in passive market making transactions in our common shares. Passive market making consists of displaying bids limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of the common shares at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Nasdaq Capital Market Listing

Our common shares are listed on Nasdaq under the symbol “ACOG”. The last reported sale price of our common shares on September 30, 2025 was $6.51 per share.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Syndicate covering transactions involve purchases of the common shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market.

●	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of the common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Other Relationships

The underwriter is a full-service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of its business for which it may receive customary fees and reimbursement of expenses. In the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus supplement is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus supplement is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus supplement is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus supplement.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33—105), the underwriter is not required to comply with the disclosure requirements of NI33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

No invitation, whether directly or indirectly, may be made to the public in the Cayman Islands to subscribe for our securities.

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC, the Prospectus Directive, as implemented in Member States of the European Economic Area (each, a Relevant Member State), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

●	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of us or any underwriter for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monetaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorite des marches financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifies) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(1) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this prospectus supplement have not been approved or disapproved by the Israeli Securities Authority (the ISA) (the “ISA”) nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus supplement is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Society e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●	to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 11971”) as amended (“Qualified Investors”); and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta publica de valores mobiliarios) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Codigo dos Valores Mobiliarios). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissao do Mercado de Valores Mobiliarios) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Conduct Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR U.S. RESIDENTS

The following summarizes the principal Canadian federal income tax consequences applicable to the holding and disposition of common shares and pre-funded warrants in the capital of the Company by a United States resident, who holds common shares and pre-funded warrants solely as capital property, referred to in this summary as a “U.S. Resident”. This summary is based on the current provisions of the Income Tax Act (Canada) (the “Tax Act”), the regulations thereunder, all amendments thereto publicly proposed by the government of Canada, the published administrative practices of Canada Revenue Agency, and the current provisions of the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”). Except as otherwise expressly provided, this summary does not take into account any provincial, territorial or foreign (including without limitation, any United States) tax law or treaty. It has been assumed that all currently proposed amendments will be enacted substantially as proposed and that there is no other relevant change in any governing law or practice, although no assurance can be given in these respects.

Special rules, which are not discussed in this summary, may apply to a U.S. Resident that is an insurer carrying on business in Canada and elsewhere or is an “authorized foreign bank” (as defined in the Tax Act). Such U.S. Resident holders should consult their own tax advisors.

Each U.S. Resident is advised to obtain tax and legal advice applicable to such U.S. Resident’s particular circumstances.

Every U.S. Resident is liable to pay a Canadian withholding tax on every dividend that is or is deemed to be paid or credited to the U.S. Resident on the U.S. Resident’s common shares. The statutory rate of withholding tax is 25% of the gross amount of the dividend paid. The Canada-U.S. Tax Convention reduces the statutory rate with respect to dividends paid to a U.S. Resident, if that U.S. Resident is eligible for benefits under the Canada-U.S. Tax Convention. Where applicable, the general rate of withholding tax under the Canada-U.S. Tax Convention is 15% of the gross amount of the dividend, but if the U.S. Resident is a company that owns at least 10% of the voting stock of the Company and beneficially owns the dividend, the rate of withholding tax is 5% for dividends paid or credited to such corporate U.S. Resident. The Company is required to withhold the applicable tax from the dividend payable to the U.S. Resident  , and to remit the tax to the Receiver General of Canada for the account of the U. S. Resident.

A U.S. Resident generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition or deemed disposition of a common share or pre-funded warrant, unless the common share or pre-funded warrant, as the case may be, constitutes “taxable Canadian property” of the U.S. Resident for purposes of the Tax Act and the gain is not exempt from tax pursuant to the terms of the Canada-U.S. Tax Convention.

Provided that the common shares are listed on a “designated stock exchange” for purposes of the Tax Act (which currently includes the Nasdaq) at the time of disposition, the common shares and pre-funded warrants generally will not constitute “taxable Canadian property” of a U.S. Resident, unless at any time during the 60 month period immediately preceding the disposition:

(i)	the U.S. Resident, persons with whom U.S. Resident did not deal at arm’s length, partnerships in which the U.S. Resident or such non-arm’s length person hold a membership interest (either directly or indirectly through one or more partnerships), or the U.S. Resident together with all such persons and partnerships, owned 25% or more of the issued shares of any class or series of shares of the Company; and

(ii)	more than 50% of the fair market value of the common shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act) or an option in respect of, an interest in, or for civil law, a right in, such properties whether or not such property exists.

Notwithstanding the foregoing, a common share may otherwise be deemed to be taxable Canadian property to a U.S. Resident for purposes of the Tax Act in certain circumstances.

Certain withholding and reporting obligations will also generally apply in connection with the disposition of common shares or pre-funded warrants by a U.S. Resident that constitutes, or are deemed to constitute, “taxable Canadian property” (and are not “treaty-protected property” as defined in the Tax Act).

U.S. Residents who may hold common shares or pre-funded warrants as “taxable Canadian property” should consult their own tax advisors.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of common shares, the acquisition, ownership and disposition of pre-funded warrants, and the acquisition, ownership and disposition of common shares received upon exercise of the pre-funded warrants, in each case as acquired pursuant to this offering.

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership or disposition of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including, without limitation, specific tax consequences to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. This summary does not address the U.S. federal alternative minimum tax, U.S. federal net investment income tax, U.S. federal estate and gift tax, U.S. state and local tax, or non-U.S. tax consequences to U.S. Holders of the acquisition, ownership or disposition of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, in each case as acquired pursuant to this offering.

No ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership or disposition of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, or contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed) promulgated thereunder, published rulings of the IRS, published administrative positions of the IRS, the current provisions of the Canada-U.S. Tax Convention, and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date of this prospectus supplement. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis, which could affect the U.S. federal income tax considerations described in this summary. Except as provided herein, this summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive, current or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, in each case as acquired pursuant to this offering, that is for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are banks, financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a “functional currency” other than the U.S. dollar; (e) own common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquire common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants in connection with the exercise or cancellation of employee stock options or otherwise as compensation for services; (g) hold common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are subject to special tax accounting rules with respect to the common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants; (i) are partnerships or other “pass-through” entities (and partners or other owners thereof); (j) are S corporations (and shareholders thereof); (k) are U.S. expatriates or former long-term residents of the United States subject to Section 877 or 877A of the Code; (l) hold common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants in connection with a trade or business, permanent establishment, or fixed base outside the United States; or (m) own or have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of our outstanding shares. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, , U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, the U.S. federal income tax consequences to such entity or arrangement and the partners (or other owners or participants) of such entity or arrangement generally will depend on the activities of the entity or arrangement and the status of such partners (or owners or participants). This summary does not address the tax consequences to any such partner (or owner or participant). Partners (or other owners or participants) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal, U.S. state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership and disposition of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants.

Treatment of pre-funded warrants

Although it is not entirely free from doubt, we believe that a pre-funded warrant should be treated as a separate class of our common shares for U.S. federal income tax purposes and a U.S. Holder of pre-funded warrants should generally be taxed in the same manner as a holder of common shares, except as otherwise described below. Accordingly, no gain or loss should be recognized upon the exercise of a pre-funded warrant and, upon exercise, the holding period of a pre-funded warrant should carry over to the common shares received. Similarly, the tax basis of the pre-funded warrant should carry over to the common shares received upon exercise, increased by the exercise price of USD$0.001 per share. However, such characterization is not binding on the IRS, and the IRS may treat the pre-funded warrants as warrants to acquire common shares. If so, the amount and character of a U.S. Holder’s gain with respect to an investment in pre-funded warrants could change, and a U.S. Holder of pre-funded warrants may not be entitled to make an effective “QEF Election”, as defined below to mitigate PFIC consequences in the event that we are classified as a PFIC. Accordingly, each U.S. Holder should consult its own tax advisor regarding the risks associated with the acquisition of a pre-funded warrant pursuant to this offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Passive Foreign Investment Company Rules

If we were to constitute a “passive foreign investment company” within the meaning of Section 1297(a) of the Code, or “PFIC”, for any year during a U.S. Holder’s holding period, then certain potentially adverse rules would affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants. We believe we were a PFIC for our most recently completed taxable year   and based on current business plans and financial expectations, we expect that we may be a PFIC for our current taxable year. Our PFIC status for our current taxable year and future taxable years depends on the nature of our income and the composition and value of our assets for our current taxable year or applicable future taxable year, which cannot be anticipated as of the date of this prospectus supplement. No opinion of legal counsel or ruling from the IRS concerning our status as a PFIC has been obtained or is currently planned to be requested. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by us (or any of our non-U.S. subsidiaries) concerning our (or its) PFIC status. . If we are a PFIC for any tax year during which a U.S. Holder holds common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, we will continue to be treated as a PFIC with respect to such U.S. Holder, regardless of whether we cease to be a PFIC in one or more subsequent tax years. Each U.S. Holder should consult its own tax advisors regarding our PFIC status of the PFIC status of each and our non-U.S. subsidiaries.

In any year in which we are classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

We generally will be a PFIC if, for a tax year, (a) 75% or more of our gross income in such tax year is passive income (the “PFIC income test”) or (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “PFIC asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are stock in trade or inventory, depreciable property used in a trade or business, or supplies regularly used or consumed in the ordinary course of its trade or business, and certain other requirements are satisfied.

For purposes of the PFIC income test and PFIC asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and PFIC asset test described above, and assuming certain other requirements are met, “passive income” does not include certain interest, dividends, rents, or royalties that are received or accrued by us from certain “related persons” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

Under certain attribution rules, if we are a PFIC, U.S. Holders will generally be deemed to own their proportionate share of our direct or indirect equity interest in any company that is also a PFIC (a “Subsidiary PFIC”), and will generally be subject to U.S. federal income tax as described below under “Default PFIC Rules Under Section 1291 of the Code” on their proportionate share of (a) any “excess distributions,” as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by us or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received and no redemptions or other dispositions of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants are made.

Default PFIC Rules Under Section 1291 of the Code

If we are a PFIC for any tax year during which a U.S. Holder owns common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership, and disposition of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants will depend on whether such U.S. Holder makes a “qualified electing fund” election under section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”) with respect to common shares. A Mark-to-Market Election will generally not be available with respect to the pre-funded warrants. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election (a “Non-Electing U.S. Holder”) will be subject to tax as described below.

A Non-Electing U.S. Holder will be subject to the default rules of Section 1291 of the Code (described below) with respect to: (a) any gain recognized on the sale or other taxable disposition of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants; and (b) any “excess distribution” received on the common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, as applicable, if shorter).

Under Section 1291 of the Code, if we were to constitute a PFIC during a Non-Electing U.S. Holder’s holding period, any gain recognized on the sale or other taxable disposition of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on the common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants or a distribution by a Subsidiary PFIC to its shareholder that is deemed to be received by a U.S. Holder, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, as applicable. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before we became a PFIC, if any, would be taxed as ordinary income (and not eligible for certain preferential tax rates, as discussed below). The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If we cease to be a PFIC, a Non-Electing U.S. Holder may terminate this deemed PFIC status with respect to the common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants by electing to recognize gain (which will be taxed under the default rules of Section 1291 of the Code discussed above), but not loss, as if such common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, as applicable, were sold on the last day of the last tax year for which we were a PFIC.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which the holding period of its common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants begins generally will not be subject to the default rules of Section 1291 of the Code discussed above with respect to its common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, as applicable. However, a U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a)  our net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b)  our ordinary earnings, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which we are a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by us. However, for any tax year in which we are a PFIC and have no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to us generally (a) may receive a tax-free distribution from us to the extent that such distribution represents our “earnings and profits”, as computed for U.S. federal income tax purposes that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, as applicable, to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, as applicable.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” for purposes of avoiding the default PFIC rules discussed above if such QEF Election is made for the first year in the U.S. Holder’s holding period for the common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, as applicable, in which we are a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S.  Holder files a U.S. federal income tax return for such year.

A QEF Election will apply to the tax year for which such QEF Election is timely made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which we are not a PFIC. Accordingly, if we become a PFIC again in a later tax year, the QEF Election will still be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which we qualify as a PFIC.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed United States federal income tax return. However, if we do not provide the required information with regard to us or any of our Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the default rules of Section 1291 of the Code discussed above that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

U.S. Holders should be aware that there can be no assurances that we will satisfy the record keeping requirements that apply to a QEF, or that we will supply U.S. Holders with information that such U.S. Holders are required to report under the QEF rules, in the event that we are a PFIC. Thus, U.S. Holders may not be able to make a QEF Election with respect to us or any Subsidiary PFIC. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a QEF Election with respect to us and any Subsidiary PFIC.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election with respect to common shares only if the common shares are marketable stock. The common shares generally will be “marketable stock” if the common shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to section 11A of the Exchange Act, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Each U.S. Holder should consult its own tax advisor in this matter. A Mark-to-Market Election will generally not be available with respect to the pre-funded warrants.

A U.S. Holder that makes a Mark-to-Market Election with respect to its common shares generally will not be subject to the default rules of Section 1291 of the Code discussed above with respect to such common shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the common shares for which we are a PFIC and such U.S. Holder has not made a timely QEF Election, the default rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the common shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which we are a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the common shares, as of the close of such tax year over (b) such U.S. Holder’s adjusted tax basis in such common shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in the common shares over (b) the fair market value of such common shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of common shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return. A timely Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the common shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the common shares no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge and other income inclusion rules described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC to its shareholder.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which common shares are transferred.

Certain additional adverse rules may apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, as applicable.

In addition, a U.S. Holder who acquires common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants from a decedent will not receive a “step up” in tax basis of such common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, as applicable, to fair market value unless such decedent had a timely and effective QEF Election in place.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with its own tax advisors regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the PFIC rules (including the availability and advisability of making a QEF Election or Mark-to-Market Election) and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants.

U.S. Holders should consult their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants and the availability of certain U.S. tax elections under the PFIC rules.

General Rules Applicable to the Ownership and Disposition of Common Shares and Pre-Funded Warrants

The following discussion is subject, in its entirety, to the rules described above under the heading “Passive Foreign Investment Company Rules”.

Distributions on Common Shares, Pre-Funded Warrants and/or Common Shares Received Upon Exercise of the Pre-Funded Warrants

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a common share, pre-funded warrants or common shares received upon exercise of the pre-funded warrants will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current and accumulated “earnings and profits”, as computed under U.S. federal income tax principles. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates (rather than preferential rates for qualified dividend income to the extent otherwise applicable) if we are a PFIC for the tax year of such distribution or were a PFIC for the preceding tax year. To the extent that a distribution exceeds our current and accumulated “earnings and profits”, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s adjusted tax basis in the common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, as applicable, and thereafter as gain from the sale or exchange of such common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, as applicable. (See “Sale or Other Taxable Disposition of Common Shares, Pre-Funded Warrants and/or Common Shares Received Upon Exercise of the Pre-Funded Warrants” below). However, we do not intend to maintain the calculations of our earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder therefore should assume that any distribution by us with respect to the common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, as applicable, will constitute dividend income. Dividends received on the common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants by corporate U.S. Holders generally will not be eligible for the “dividends received deduction” generally applicable to corporations. Subject to applicable limitations and provided we are eligible for the benefits of the Canada-U.S. Tax Convention or the common shares are readily tradable on a United States securities market, dividends paid by us to non-corporate U.S.  Holders, including individuals, in respect of the common shares generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that we not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares and Pre-Funded Warrants and/or Common Shares Received Upon Exercise of the Pre-Funded Warrants

Upon the sale or other taxable disposition of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Holder’s tax basis in such common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, as applicable, sold or otherwise disposed of. Gain or loss recognized on such sale or other taxable disposition generally will be long-term capital gain or loss if, at the time of the sale or other taxable disposition, the common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants, as applicable, have been held for more than one year.

Preferential tax rates may apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt or, if applicable, the date of settlement of the common shares or common shares received upon exercise of the pre-funded warrants, as applicable, are traded on an establish securities market (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method of tax accounting. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Dividends paid on the common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants will be treated as foreign-source income, and generally will be treated as “passive category income” or “general category income” for U.S. foreign tax credit purposes. Any gain or loss recognized on a sale or other disposition of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants generally will be U.S. source gain or loss. Certain U.S. Holders that are eligible for the benefits of Canada-U.S. Tax Convention may elect to treat such gain or loss as Canadian source gain or loss for U.S. foreign tax credit purposes. The Code applies various complex limitations on the amount of foreign taxes that may be claimed as a credit by U.S. taxpayers. In addition, Treasury Regulations that apply to foreign taxes paid or accrued (the “Foreign Tax Credit Regulations”) impose additional requirements for Canadian withholding taxes to be eligible for a foreign tax credit, and there can be no assurance that those requirements will be satisfied. The Treasury Department has released guidance temporarily pausing the application of certain of the Foreign Tax Credit Regulations.

Subject to the PFIC rules and the Foreign Tax Credit Regulations, each as discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S.  Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder’s particular circumstances. Accordingly, each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a non-U.S. entity. U.S. Holders may be subject to these reporting requirements unless their common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of common shares, pre-funded warrants or common shares received upon exercise of the pre-funded warrants will generally be subject to information reporting and backup withholding tax (currently at a rate of 24%) if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules generally will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF COMMON SHARES, PRE-FUNDED WARRANTS, AND COMMON SHARES RECEIVED UPON EXERCISE OF THE PRE-FUNDED WARRANTS. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

LEGAL MATTERS

The validity of the issuance of the common shares offered by this prospectus supplement will be passed upon for us by Morton Law LLP and Dorsey & Whitney LLP. The underwriter is represented by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

EXPERTS

Our financial statements for the years ended December 31, 2024, and 2023 incorporated by reference in this prospectus supplement have been audited by Manning Elliott LLP, independent registered public accounting firm, as set forth in their report incorporated herein by reference.

INCORPORATION BY REFERENCE

In this prospectus supplement, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. The following documents or information have been filed by us with the SEC and are incorporated by reference into this prospectus supplement (other than, in each case, documents or information that are or are deemed to have been furnished rather than filed in accordance with SEC rules, including disclosure furnished under Items 2.02 or 7.01 of Form 8-K):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025;

●	our Quarterly Report on Form 10-Q for the three months ended March 31, 2025, filed with the SEC on May 15, 2025;

●	our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2025, filed with the SEC on August 14, 2025;

●	our Proxy Statement on Schedule 14A, in connection with our June 19, 2025 annual general meeting of shareholders, including the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on April 30, 2025;

●	our Current Reports on Form 8-K filed on February 27, 2025, April 10, 2025, June 23, 2025, and August 22, 2025; and

●	the description of our common shares contained in our registration statement on Form 8-A filed on November 8, 2024, including any amendments or reports filed for the purposes of updating this description

All documents and reports that we file with the SEC (other than, in each case, documents or information that are or are deemed to have been furnished rather than filed in accordance with SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus supplement as the “Exchange Act,” from the date of this prospectus supplement until the completion of the offering under this prospectus supplement shall be deemed to be incorporated by reference into this prospectus supplement. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement. The information contained on or accessible through any websites, including www.alphacognition.com, is not and shall not be deemed to be incorporated by reference into this prospectus supplement.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Alpha Cognition Inc.
1452 Hughes Rd., Ste 200

Grapevine, Texas, 76051
(858) 344-4375

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement, any prospectus supplement, or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. Copies of our periodic and current reports and proxy statements, may be obtained, free of charge, on our website at www.alphacognition.com. This reference to our internet address is for informational purposes only and the information contained on or accessible through such internet address is not and shall not be deemed to be incorporated by reference into this prospectus supplement.

As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at our public reference room.

PROSPECTUS

$250,000,000

Common Shares

Preferred Shares

Debt Securities

Warrants

Subscription Receipts

Units

We may offer for sale from time to time, either separately or together in one or more offerings, up to $250,000,000 aggregate initial offering price of common shares in the capital of Alpha Cognition Inc. (the “Company”), without par value (which we refer to herein as “common shares”), preferred shares in the capital of the Company (which we refer to herein as “preferred shares”), debt securities of the Company (which we refer to herein as “debt securities”), warrants to purchase common shares (which we refer to herein as “warrants”), subscription receipts for common shares, preferred shares, warrants or debt securities or any combination thereof (which we refer to herein as “subscription receipts”), or any combination of the above securities (which we refer to herein as “units”) (collectively, the common shares, preferred shares, debt securities, warrants, subscription receipts, and units are referred to herein as the “securities”), in one or more transactions under this base prospectus (which we refer to herein as the “prospectus”). This prospectus also covers (i) common shares that may be issued upon exercise of warrants and (ii) such indeterminate amount of securities as may be issued in exchange for, or upon conversion of, as the case may be, the securities registered hereunder, including, in each case, an indeterminate number of common shares that may be issued pursuant to anti-dilution or adjustment provisions in warrants, debt securities or subscription receipts issuable hereunder.

The specific terms of any securities to be offered will be contained in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in any securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement describing the method and terms of the offering.

We may offer and sell the securities from time to time in amounts, at prices and on other terms to be determined at the time of offering. We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers, on a continuous or delayed basis. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among us and them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections entitled “About this prospectus” and “Plan of Distribution” for more information.

Our common shares are currently traded on the Nasdaq Capital Market (the “Nasdaq”) under the symbol “ACOG”. There is currently no market through which the securities, other than the common shares, may be sold and purchasers may not be able to resell the securities purchased under this prospectus. This may affect the pricing of the securities, other than the common shares, in the secondary market, the transparency and availability of trading prices, the liquidity of these securities and the extent of issuer regulation.

On August 21, 2025, the last reported sale price of our common shares on the Nasdaq was $8.26.

Investing in our securities involves risks. You should carefully review the risks and uncertainties described under the heading “Risk Factors” beginning on page 6 of this prospectus, any applicable prospectus supplement or any related free writing prospectus, and in any documents incorporated by reference herein or therein before investing in our securities.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 29, 2025

TABLE OF CONTENTS

PROSPECTUS

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that Alpha Cognition Inc., a British Columbia corporation, which is also referred to as the “Company,” “Alpha Cognition,” “we,” “us,” “ourselves” and “our,” has filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration procedure. Under this procedure, we may offer and sell at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus.

To understand the terms of the securities offered by this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement, you should carefully read this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement, and any documents incorporated by reference herein or therein. You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize or any pricing supplement. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus, any applicable prospectus supplement, any free writing prospectus that we authorize and any pricing supplement is accurate only as of the date on our cover page and that any information we have incorporated by reference is accurate only as of the date of such document incorporated by reference. You should also read the documents referred to under the heading “Where You Can Find More Information” for information regarding us and our financial statements. Certain capitalized terms used in this prospectus are defined elsewhere in this prospectus.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will prepare and distribute a prospectus supplement that will describe the specific amounts, prices and terms of that offering. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.

The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. You should review the full text of these documents because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be our affiliates. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any offer.

A prospectus supplement will also contain, with respect to the securities being offered thereby, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters, dealers or agents and the net proceeds to us.

Any underwriters, dealers or agents participating in any offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.”

This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.

ii

PROSPECTUS SUMMARY

This summary highlights information contained in other parts of this prospectus and in the documents we incorporate by reference. Because it is only a summary, it does not contain all of the information that you should consider before investing in our common shares and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere or incorporated by reference in this prospectus. You should read all such documents carefully, especially the risk factors and our consolidated financial statements and the related notes included or incorporated by reference in this prospectus, before deciding to buy shares of our common shares.

Overview

We are a biopharmaceutical company dedicated to developing treatments for patients suffering from neurodegenerative diseases, such as Alzheimer’s disease (“Alzheimer’s disease” or “AD”), for which there are limited or no treatment options. We focus on the development of commercial manufacturing and commercial sales of ZUNVEYL oral tablet formulation. Our commercial development program for ZUNVEYL is primarily focused on building a long-term care commercial team that can focus on providing key points of differentiation, exploiting key issues with existing AChEI treatments, and franchising potential additional indications and new products.

We launched ZUNVEYL on March 17, 2025 and will target the largest volume nursing homes specializing in Alzheimer’s Disease, leveraging an account-based sales team with demonstrated success in LTC, positioning ZUNVEYL with Medicare payors, and developing strategic and clinical partnerships with consultant pharmacists and long-term care pharmacies. We have set the Wholesale Acquisition Cost (WAC) for our latest therapeutic product at $749 per month. This pricing reflects our commitment to balancing patient access with the value of innovative healthcare solutions. By establishing a competitive WAC price, we aim to enhance affordability and ensure patients can benefit from our advanced treatment options. Patients’ out-of-pocket cost for treatment with ZUNVEYL will depend on their length of treatment and their insurance. We have three additional pre-clinical development programs: ZUNVEYL in combination with memantine for the treatment of moderate-to-severe Alzheimer’s disease, ALPHA-1062 sublingual formulation, ALPHA-1062 intranasal (“ALPHA-1062IN”) formulation for the treatment of cognitive impairment with mild traumatic brain injury (mTBI; otherwise known as concussion) and ALPHA-0602, ALPHA-0702 & ALPHA-0802, also referred to as ‘Progranulin’ and ‘Progranulin GEM’s’, for the treatment of neurodegenerative diseases including amyotrophic lateral sclerosis, otherwise known as ALS or Lou Gehrig’s disease and spinal muscular atrophy (SMA).

ZUNVEYL, is a patented new innovative product being developed as a next generation acetylcholinesterase inhibitor for the treatment of Alzheimer’s disease, with expected minimal gastrointestinal side effects. ZUNVEYL’s active metabolite is differentiated from donepezil and rivastigmine in that it binds neuronal nicotinic receptors, most notably the alpha-7 subtype, which is known to have a positive effect on cognition. ZUNVEYL is in pre-clinical development in combination with memantine to treat moderate to severe Alzheimer’s disease, in pre-clinical development with sublingual formulation for patients suffering from dysphagia, and ALPHA-1062IN is intended to be out-licensed for pre-clinical development to study an intranasal formulation for cognitive impairment with mTBI.

Our other pre-clinical stage assets include ALPHA-0602, ALPHA-0702 & ALPHA-0802 (Progranulin and Progranulin GEM’s), which are expressed in several cell types in the central nervous system and in peripheral tissues, promotes cell survival, regulates certain inflammatory processes, and play a significant role in regulating lysosomal function and microglial responses to disease. Our intended use for the treatment of neurodegenerative diseases has been patented by us and ALPHA-0602 has been granted an Orphan Drug Designation for the treatment of ALS by the FDA. Orphan Drug Designation was provided for ALPHA-0602 by the Office of Orphan Drug Products, FDA on February 2020 based on the Federal Food Drug, and Cosmetic Act, whereby the ALPHA-0602 met the criteria designated in Section 526 of such Act. For a further description see the section entitled “Business - Government Regulation - Orphan Drug Designation”. The Orphan Drug Designation allows for exclusivity provisions provided the drug is approved first for indication: treatment of amyotrophic lateral sclerosis ALPHA-0702 and ALPHA-0802 are Granulin Epithelin Motifs, (“GEMs”), derived from full length progranulin which have therapeutic potential across multiple neurodegenerative diseases. GEMs have been shown to be important in regulating cell growth, survival, repair, and inflammation. ALPHA-0702 and ALPHA-0802 are designed to deliver this with potentially lower toxicity, and greater therapeutic effect. As the assets are pre-clinical assets and do not add material value to our business, we will not develop these assets further and instead will seek to out-license the assets to interested third parties. Given the early stage of discussion with third parties, we cannot assess value to a license agreement.

We are the parent company of Alpha Cognition Canada Inc. (“Alpha Canada” or “ACI Canada”) which is the parent company of Alpha Cognition USA Inc. (“ACI USA”). As of May 1, 2023, our common shares commenced trading on the CSE under the symbol “ACOG”, previously our shares were traded on the TSX-V until April 28, 2023, when we had them delisted. As of November 12, 2024, our common shares commenced trading on The Nasdaq Capital Market under the symbol “ACOG”. We were voluntarily delisted from the CSE on December 17, 2024.

Risk Factors

Our operations and financial results are subject to various risk and uncertainties. Before deciding to invest in our securities, you should carefully consider the factors described under “Risk Factors” beginning on page 6 of this prospectus, as well as the other information included elsewhere in this prospectus, and the risk factors described under “Part I, Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and in any subsequently-filed Quarterly Reports on Form 10-Q, and those contained in our other filings with the SEC that are incorporated by reference in this prospectus. Any of the foregoing risk factors could adversely affect our business, results of operations, financial condition and prospects. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements;

●	exemption from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We elected to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Implications of Being a Smaller Reporting Company

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●	in the case of an initial registration statement under the Securities Act, or the Exchange Act of 1934, as amended, which we refer to as the Exchange Act, for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated initial public offering price of the shares; or

●	in the case of an issuer whose public float as calculated under the previous two bullet points was zero or less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

We believe that we are a smaller reporting company, and as such that we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies. These “scaled” disclosure requirements may make our securities less attractive to potential investors, which could make it more difficult for our security holders to sell their securities.

Recent Developments

●	On March 19, 2025, we announced the official commercial launch of ZUNVEYL.

●	On January 14, 2025, we announced the strategic appointments of Jen Pesa, Vice President of Commercial; Jack Kelly, Head of Market Access; Rommel Fernandez, Vice President of Corporate Strategy and Operations; and Kurt Grady, Vice President of Medical Affairs. These hires mark significant milestones in building Alpha Cognition’s commercial and medical teams.

●	On January 8, 2025, we announced an exclusive licensing agreement with China Medical System Holdings Limited (CMS) for the development, manufacturing and commercialization of ZUNVEYL (benzgalantamine) in Asia (excluding Japan), Australia and New Zealand. ZUNVEYL is a next generation acetylcholinesterase inhibitor approved in the US for the treatment of mild-to-moderate Alzheimer’s disease. Terms of the agreement total $44 million, which includes $6 million in total upfront payments split into tranches and development and commercial milestone payments. Additionally, ACI is eligible to receive royalties on net sales of ZUNVEYL in Asia (excluding Japan), Australia and New Zealand. CMS will be responsible for the regulatory, development, manufacturing, and commercialization of ZUNVEYL in the licensed territories.

●	As of August 22, 2025, European and Canadian Patents derived from WO2009127218 (BBB II), namely EP 2137192 and CA 2,721,007, and European, Canadian and Australian Patents derived from WO2014016430 (BBB-III), namely EP 2877165, EP 3417862, CA 2,878,135 and AU 2013294917, are abandoned, intended to be abandoned, or in the process of abandonment.

NASDAQ Listing and Reverse Stock Split

On November 12, 2024, our common shares began trading on the Nasdaq Capital Market under the symbol “ACOG”.

On November 5, 2024, we completed a reverse stock split of our common shares with a stock split ratio of 1-for-25 (“Reverse Stock Split”). The Reverse Stock Split is intended to allow us to meet the minimum share price requirement of the Nasdaq Capital Market.

Except as otherwise indicated, all references to our common shares, share data, per share data and related information depict the effect of the Reverse Stock Split as if it had occurred at the beginning of the earliest period presented. The Reverse Stock Split combined each twenty five shares of our outstanding common shares into one common share, without any change in the par value per share which will remain no par value, and the Reverse Stock Split correspondingly adjusted, among other things, the number of common shares issuable upon exercise of outstanding options and warrants and the exercise price of such options and warrants and shares issuable upon conversion of preferred shares and other convertible securities. No fractional shares will be issued in connection with the Reverse Stock Split, and any fractional shares resulting from the Reverse Stock Split were rounded to the nearest whole share.

Corporate Information

Our principal office is located at 1452 Hughes Rd., Ste 200, Grapevine, Texas, 76051. Our registered and records office is located at 1200 - 750 West Pender Street, Vancouver, BC, V6C 2T8. Our phone number is 1-858-344-4375. Our website is www.alphacognition.com. We make available, free of charge, through our website, by way of a hyperlink to a third-party site that includes filings we make with the SEC website (www.sec.gov), our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports electronically filed or furnished pursuant to Section 15(d) of the Exchange Act. The information contained on, connected to or that can be accessed via our website is not, and shall not be deemed to be incorporated by reference into this prospectus. In addition, the public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C., 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

Additional Information

You should rely only on the information contained in this prospectus or incorporated herein by reference. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC or incorporated herein by reference. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, the common shares and pre-funded warrants only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this document, regardless of the time of delivery of this prospectus or any sale of the common shares and pre-funded warrants. Our business, financial condition, results of operations, and prospects may have changed since the date hereof.

The Securities Offered under this Prospectus

We may offer the common shares, preferred shares, debt securities, warrants, subscription receipts or units with a total value of up to $250,000,000 from time to time under this prospectus, together with any applicable prospectus supplement, at prices and on terms to be determined by market conditions at the time of offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

●	designation or classification;

●	aggregate offering price;

●	original issue discount, if any;

●	rates and times of payment of dividends, if any;

●	redemption, conversion or exchange terms, if any;

●	conversion or exchange prices, if any, and, if applicable, any provisions for changes to or adjustments in the conversion or exchange prices and in the securities or other property receivable upon conversion or exchange;

●	restrictive covenants, if any;

●	voting or other rights, if any; and

●	important United States and Canadian federal income tax considerations.

A prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement will offer a security that is not described in this prospectus.

We may sell the securities on a continuous or delayed basis to or through underwriters, dealers or agents or directly to purchasers. The prospectus supplement, which we will provide each time we offer securities, will set forth the names of any underwriters, dealers or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them.

Common Shares

We may issue common shares from time to time. The holders of our common shares are entitled to one vote per share. Our notice of articles and articles do not provide for cumulative voting. The holders of our common shares are entitled to receive ratably such dividends, if any, as may be declared by our board of directors out of legally available funds; however, the current policy of our board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of our common shares are entitled to share ratably in all assets that are legally available for distribution. The holders of our common shares have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of any series of preferred shares, which may be designated solely by action of our board of directors and issued in the future.

Preferred Shares

We may issue preferred shares from time to time, in one or more series. Our board of directors will determine the rights, preferences, privileges, and restrictions of the preferred shares, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. Convertible preferred shares will be convertible into our common shares or exchangeable for our other securities. Conversion may be mandatory or at your option or both and would be at prescribed conversion rates. If we sell any series of preferred shares under this prospectus and applicable prospectus supplements, we will fix the rights, preferences, privileges, and restrictions of the preferred shares of such series in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred shares we are offering before the issuance of the related series of preferred shares. We urge you to read the applicable prospectus supplement related to the series of preferred shares being offered, as well as the complete certificate of designation that contains the terms of the applicable series of preferred shares.

Debt Securities

We may issue secured or unsecured debt securities consisting of notes, debentures or other evidences of indebtedness. The debt securities will either be senior debt securities, senior subordinated debt or subordinated debt securities. We may also issue convertible debt securities. Debt securities may be issued under an indenture (which we refer to herein as an “Indenture”), which are contracts entered into between us and a trustee to be named therein. The Indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. We may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this prospectus. It is likely that convertible debt securities will not be issued under an Indenture.

The debt securities may be fully and unconditionally guaranteed on a secured or unsecured senior or subordinated basis by one or more guarantors, if any. The obligations of any guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law. In the event that any series of debt securities will be subordinated to other indebtedness that we have outstanding or may incur, the terms of the subordination will be set forth in the prospectus supplement relating to the subordinated debt securities.

We may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture and will be equal in ranking.

Each prospectus supplement will describe the terms relating to the specific series of debt securities.

Warrants

We may issue warrants for the purchase of common shares or preferred shares in one or more series. We may issue warrants independently or together with common shares or preferred shares, and the warrants may be attached to or separate from these securities. We will evidence each series of warrants by warrant certificates that we will issue under a separate agreement. We may enter into warrant agreements with a bank or trust company that we select to be our warrant agent. We will indicate the name and address of the warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

In this prospectus, we have summarized certain general features of the warrants. We urge you, however, to read the applicable prospectus supplement related to the particular series of warrants being offered, as well as the warrant agreements and warrant certificates that contain the terms of the warrants. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement or warrant certificate containing the terms of the warrants we are offering before the issuance of the warrants.

Subscription Receipts

We may issue subscription receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, common shares, preferred shares, warrants, debt securities or any combination thereof. Subscription receipts will be issued pursuant to one or more subscription receipt agreements, each to be entered into between us and an escrow agent, which will establish the terms and conditions of the subscription receipts. Each escrow agent will be a financial institution authorized to carry on business as a trustee. A copy of the form of subscription receipt agreement will be filed on Form 8-K with the SEC.

In the prospectus, we have summarized certain general features of the subscription receipts under “Description of subscription receipts”. We urge you, however, to read any prospectus supplement related to subscription receipts being offered, as well as the complete subscription receipt agreement.

Units

We may issue units consisting of common shares, preferred shares, debt securities warrants for the purchase of common shares or preferred shares and/or subscription receipts in one or more series. In this prospectus, we have summarized certain general features of the units. We urge you, however, to read the applicable prospectus supplement related to the series of units being offered, as well as the unit agreements, if any, that contain the terms of the units. We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference reports that we file with the SEC, the form of unit agreement, if any, and any supplemental agreements, if any, that describe the terms of the series of units we are offering before the issuance of the related series of units.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

RISK FACTORS

Investing in our securities involves a risk of loss. Before investing in our securities, you should carefully consider the risk factors described under “Risk Factors” in our Annual Report on Form 10-K filed with the SEC for the most recent year, in any applicable prospectus supplement and in our filings with the SEC, including our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, together with all of the other information included in this prospectus and any prospectus supplement and the other information incorporated by reference herein and therein. These risks are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial also may impair or harm our business and financial results. Statements in or portions of a future document incorporated by reference in this prospectus, including, without limitation, those relating to risk factors, may update and supersede statements in and portions of this prospectus or such incorporated documents. Please also refer to the section entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to the Securities Being Offered

There is no assurance of a sufficient liquid market for common shares in the future.

No assurance can be given that an active or liquid trading market for the common shares will be sustained. If an active or liquid market for the common shares fails to be sustained, the prices at which such common shares trade may be adversely affected. Whether or not the common shares will trade at lower prices depends on many factors, including the liquidity of the common shares, prevailing interest rates, the markets for similar securities, general economic conditions and our financial condition, historic financial performance and future prospects.

There is no market for certain of our offered securities.

There is currently no market through which the securities (other than the common shares) may be sold and purchasers may not be able to resell such securities. This may affect the pricing of such securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities and the extent of issuer regulation.

The market price of the securities may fluctuate significantly.

The trading price of the common shares and other securities offered hereunder that become listed and posted for trading on the Nasdaq or any other stock exchange may be subject to large fluctuations. The trading prices may increase or decrease in response to a number of events and factors, including:

●	our operating performance and the performance of competitors and other similar companies;

●	the public’s reaction to our press releases, other public announcements and our filings with the various securities regulatory authorities;

●	changes in earnings estimates or recommendations by research analysts who track the common shares;

●	changes in general economic conditions;

●	changes in prevailing interest rates;

●	changes or perceived changes in our creditworthiness;

●	the number of common shares to be publicly traded after the completion of any offering of securities;

●	the arrival or departure of key personnel; and

●	acquisitions, strategic alliances or joint ventures involving us or our competitors.

In addition, the market price of the common shares and any other securities offered hereunder that become listed and posted for trading on the Nasdaq or any other stock exchange may be affected by many variables not directly related to our results and not within our control, including developments that affect the market for all biotechnology shares, macroeconomic developments in North America or globally, the breadth of the public market for the common shares and any other securities that become listed and posted for trading on the Nasdaq or any other stock exchange, and the attractiveness of alternative investments. In addition, securities markets have recently experienced an extreme level of price and volume volatility, and the market price of the securities of many companies has experienced wide fluctuations which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies. As a result of these and other factors, our share price may be volatile in the future and may not accurately reflect our long-term value. In addition, our share price may decline below the price paid for securities offered hereunder, and investors may not be able to sell their securities at or above the price paid for such securities.

Debt securities may rank junior or be subordinated to secured or senior indebtedness and affect your right to payment.

If the debt securities are unsecured, they will rank equally in right of payment with all of our other existing and future unsecured debt. Holders of our secured indebtedness would have a claim on the assets securing such indebtedness that effectively ranks prior to the claim of holders of debt securities and would have a claim that ranks equal with the claim of holders of senior debt securities and senior to the claim of holders of subordinated debt securities to the extent that such security did not satisfy the secured indebtedness. Furthermore, although covenants given us in various agreements may restrict incurring secured indebtedness, such indebtedness may, subject to certain conditions, be incurred by us in the future.

The debt securities may be either senior or subordinated indebtedness as described in the relevant prospectus supplement. In the event of the insolvency or winding-up of our business, any subordinated debt securities would be subordinated and postponed in right of payment to the prior payment in full of all our other liabilities and indebtedness, other than indebtedness that, by its terms, ranks equally with, or subordinate to, such subordinated debt securities.

Payments on debt securities will be subject to our financial health.

The likelihood that purchasers of debt securities will receive payments owing to them under the terms of the debt securities will depend on our financial health and our creditworthiness. Our ability to satisfy our payment obligations under the debt securities, other than the conversion or payment of interest into common shares, as the case may be, will be dependent on our ability to generate cash flows or our ability to raise additional financing.

We will have broad discretion over the use of proceeds.

Our management will have broad discretion with respect to the application of net proceeds received from the sale of securities under this prospectus and any prospectus supplement and may spend such proceeds in ways that do not improve our results of operations or enhance the value of the common shares or our other securities issued and outstanding from time to time. As a result, an investor will be relying on the judgment of management for the application of the net proceeds received from the sale of securities under this prospectus and any prospectus supplement. The application of the proceeds to various items may not necessarily enhance the value of the common shares. Any failure by management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business or cause the price or value of our issued and outstanding securities to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, and the documents incorporated by reference herein, contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995, and are based on management’s current expectations. These forward-looking statements can be identified by the use of forward-looking terminology, including, but not limited to, “believes,” “may,” “will,” “would,” “should,” “expect,” “anticipate,” “seek,” “see,” “confidence,” “trends,” “intend,” “estimate,” “on track,” “are positioned to,” “on course,” “opportunity,” “continue,” “project,” “guidance,” “target,” “forecast,” “anticipated,” “plan,” “potential” and the negative of these terms or comparable terms.

Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” or otherwise discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and in our other filings made from time to time with the SEC after the date of this prospectus.

For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the documents that we have filed with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents and reports filed from time to time with the SEC.

All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We are not under any obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities described in this prospectus as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, direct sales to the public, negotiated transactions, block trades or a combination of these methods. We may sell the securities to or through underwriters or dealers, through agents, directly to one or more purchasers, or through any combination of these methods. The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We may issue securities to other companies or their security holders to acquire those companies or equity interests in those companies, or to acquire assets of those companies, through mergers or consolidations with us or any of our subsidiaries, or through the exchange of our securities for securities of the other companies, or through the exchange of assets of other companies for our securities, or through similar transactions. We may also issue securities to third parties to acquire patents or other intellectual property or licenses or similar rights to use patents or other intellectual property.

A prospectus supplement or supplements (and any related free writing prospectus that we may authorize to be provided to you) will describe the terms of the offering of the securities, including, to the extent applicable:

●	the name or names of any underwriters or dealers, if any;

●	the purchase price of the securities and the proceeds we will receive from the sale;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

●	any public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers; and

●	any securities exchange or market on which the securities may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

By Underwriters

If underwriters are used in the sale, they will acquire the securities for their own account and may resell the securities from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may offer the securities to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the securities offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

By Dealers

If a dealer is utilized in the sale of any securities offered by this prospectus, we will sell those securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. We will set forth the names of the dealers and the terms of the transaction in the applicable prospectus supplement.

By Agents

We may sell securities directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of securities and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

By Direct Sales

We may also directly sell securities offered by this prospectus. In this case, no underwriters or agents would be involved. We will describe the terms of those sales in the applicable prospectus supplement.

Electronic Auctions

We also may make sales through the internet or through other electronic means. Since we may from time to time elect to offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, utilizing the internet or other forms of electronic bidding or ordering systems for the pricing and allocation of the securities, you will want to pay particular attention to the description of that system we will provide in an applicable prospectus supplement.

The electronic system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms and conditions at which the securities are sold. These bidding or ordering systems may present to each bidder, on a so-called “real-time” basis, relevant information to assist in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Of course, many pricing methods can and may also be used.

Upon completion of the electronic auction process, securities will be allocated based on prices bid, terms of bid or other factors. The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the internet or other electronic bidding process or auction.

General Information

Underwriters, dealers and agents that participate in the distribution of the securities offered by this prospectus may be deemed underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.

We may authorize agents, dealers or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Some or all of the securities we offer, other than common shares, will be new issues of securities with no established trading market. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of shares. The third parties in such sale transactions will be identified in the applicable prospectus supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. This short sales position may involve either “covered” short sales or “naked” short sales. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional securities in this offering described above. The underwriters may close out any covered short position either by exercising their over-allotment option or by purchasing securities in the open market. To determine how they will close the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market, as compared to the price at which they may purchase securities through the over-allotment option. Naked short sales are short sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that, in the open market after pricing, there may be downward pressure on the price of the securities that could adversely affect investors who purchase securities in this offering. Stabilizing transactions permit bids to purchase the underlying security for the purpose of fixing the price of the security so long as the stabilizing bids do not exceed a specified maximum. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.

Any underwriters who are qualified market makers on the Nasdaq may engage in passive market making transactions in our common shares, preferred shares, warrants, units and debt securities, as applicable, on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Similar to other purchase transactions, an underwriter’s purchase to cover the syndicate short sales or to stabilize the market price of our securities may have the effect of raising or maintaining the market price of our securities or preventing or mitigating a decline in the market price of our securities. As a result, the price of our securities may be higher than the price that might otherwise exist in the open market. The imposition of a penalty bid might also have an effect on the price of the securities if it discourages resales of the securities.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the securities. If such transactions are commenced, they may be discontinued without notice at any time.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital consists of an unlimited number of common shares without par value, an unlimited number of Class A restricted voting shares (“Restricted Shares”) and an unlimited number of Class B Preferred Series A shares (“Preferred Shares”). As of August 21, 2025, there were 16,160,787 common shares issued and outstanding and 316,655 Preferred Shares issued and outstanding.

There are options outstanding to purchase up to 2,111,296 common shares at an average weighted exercise price of $5.41. There are warrants outstanding to purchase up to 3,494,962 common shares at an average weighted exercise price of $7.41. There are performance shares outstanding to purchase up to 265,642 common shares at an exercise price of $0.22. Holders of common shares are entitled to one vote per Common Share at all meetings of shareholders, to receive dividends as and when declared by our board of directors and to receive a pro rata share of our available for distribution to the shareholders in the event of the liquidation, dissolution or winding-up of our business. There are no pre-emptive, conversion or redemption rights attached to the common shares.

Holders of common shares do not have cumulative voting rights. Therefore, holders of a majority of the common shares voting for the election of directors can elect all of the directors. Holders of the common shares representing 331/3% the voting power of the capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of holders of common shares. A vote by two-thirds of the votes cast on a resolution are required to effectuate certain special resolutions at our annual general meeting. There are no provisions for sinking or purchase funds, for permitting or restricting the issuance of additional securities and any other material restrictions, and for requiring a holder of common shares to contribute additional capital.

Class A Restricted Voting Shares

We issued Restricted Shares to certain holders of common shares of Alpha Canada who are resident in the United States in connection with our Business Combination to allow us to maintain our status as a Foreign Private Issuer. As of January 1, 2023, we no longer qualify as a Foreign Private Issuer. On August 29, 2023, we converted all 280,000 outstanding Restricted Shares to common shares by resolution of the Board. There are currently no Restricted Shares issued and outstanding. The class of Restricted Shares differs from the common shares in that they do not entitle the holder to exercise voting rights in respect of our election of directors.

The Restricted Shares include the following restrictions, conditions and limitations:

1)	The holders of the Restricted Shares are entitled to receive notice of and attend all meetings of our shareholders and are entitled to vote at meetings of the holders of common shares, except those holders of Restricted Shares are not entitled to vote for the election or removal of our directors.

2)	The holders of Restricted Shares are entitled to receive dividends as and when declared by the Board, provided that no dividend may be declared or paid in respect of Restricted Shares unless concurrently therewith the same dividend is declared or paid on the common shares.

3)	The holders of Restricted Shares are entitled, in the event of any liquidation, dissolution or winding-up, whether voluntary or involuntary, or any other distribution of our assets among our shareholders for the purpose of winding up our affairs, to share ratably, together with the holders of the common shares, in such assets as are available for distribution.

4)	Restricted Shares may only be transferred pursuant to an offer to purchase Restricted Shares made to all of the holders of the Restricted Shares.

5)	If an offer is made to purchase all or substantially all of the common shares, each Restricted Share shall be deemed converted into one Common Share concurrent with closing of the offer.

Each Restricted Share may be convertible into one Common Share at the option of the holder of the Restricted Share at any time: (i) if we enter into a binding agreement that would result in a change of control; or (ii) if a meeting of shareholders is called to elect directors who are not our nominees or management or if a meeting of shareholders is called at which a contested election of directors will be considered.

Class B Preferred Series A Shares

The Class B Preferred Series A Shares were issued to certain founders of Alpha Canada in connection with our Business Combination.

The Class B Preferred Series A Shares include the following restrictions, conditions and limitations:

(1)	The Class B Preferred Series A Shares have a deemed issue price of $6.25 (“Deemed Issue Price”).

(2)	The holders of the Class B Preferred Series A Shares will be entitled to receive notice of and attend all meetings of our shareholders and will be entitled to vote at meetings of the holders of common shares. The holders of Class B Preferred Series A Shares will vote together with holders of common shares and Restricted Shares as a single class.

(3)	The holders of Class B Preferred Series A Shares will be entitled to receive dividends as and when declared by the Board. The Class B Preferred Series A Shares rank in priority to the common shares and Restricted Shares for payment of dividends. Dividends on the Class B Preferred Series A Shares are non-cumulative. If the holders of the Class B Preferred Series A Shares receive dividends in an aggregate amount equal to or greater than the Deemed Issue Price, the Class B Preferred Series A Shares shall be automatically converted to common shares.

(4)	In the event of any liquidation, dissolution or winding up of the business, whether voluntary or involuntary, the holders of the Class B Preferred Series A Shares shall be entitled to receive out of the assets and funds of the business, prior and in preference to any distribution of any our assets or funds to the holders of the common shares and Restricted Shares, an amount per Preferred Share equal to two times the Deemed Issue Price of the Class B Preferred Series A Shares (as appropriately adjusted for any stock dividends, combinations or splits) plus all accrued or declared but unpaid dividends on such Class B Preferred Series A Shares (the “Liquidation Preference”). After payment in full of the Liquidation Preference has been made to the holders of the Class B Preferred Series A Shares, all our remaining assets and funds legally available for distribution shall be distributed ratably among the holders of the Class B Preferred Series A Shares, common shares and Restricted Shares. Upon payment of the Liquidation Preference, each Class B Preferred Series A Shares will convert into one Common Share.

(5)	Each Class B Preferred Series A Shares shall, at the option of the holder, be convertible into common shares at the rate of one Common Share for each Preferred Share. All of the Class B Preferred Series A Shares will be automatically converted to common shares if any of the following events occur:

(a)	upon the completion of an initial public offering, or a reverse take-over with a qualifying secondary offering, pursuant to which the common shares are listed for trading on the New York Stock Exchange, NYSE Amex, the NASDAQ National Market or SmallCap Quotation System or a successor to any of the foregoing, raising at least $40 million, and a price per share which values our business at $160 million or more, prior to listing;

(b)	a third party makes a bona fide offer to acquire 100% of the common shares, or execute a merger or amalgamation in which effective control of our business is transferred, and such offer has been approved by our Board and our shareholders, such that shareholders receive proceeds from the transaction of at least $160 million in the form of shares or cash or a combination of both;

(c)	a third party makes a bona fide offer to acquire all or substantially all of our assets, for sale proceeds of at least $180 million and such offer has been approved by the Board and our shareholders, and provided that the shareholders on closing receive proceeds from the transaction by way of dividend and return of capital or otherwise of at least $160 million; or

(d)	a third party makes a bona fide offer to acquire certain specific asset(s), for sale proceeds of at least $180 million, and provided that the provision of subsection (c) is not triggered, and such offer has been approved by the Board and provided that the shareholders on closing receive proceeds from the transaction by way of dividend, return of capital or otherwise of at least $160 million,

If the Class B Preferred Series A Shares are subject to automatic conversion as a result of the occurrence of one of the above events, prior to such conversion they shall be entitled to receive a dividend per Preferred Share equal to the Deemed Issue Price.

Warrants

On September 24, 2024, we sold warrants to purchase 430,805 of our common shares at an exercise price of $10.55 per share for a five-year term. Each buyer of convertible notes received warrants sufficient to purchase such number of common shares equal to the principal amount of convertible notes such buyer purchased divided by then effective conversion price of the convertible notes.

Buyers received an additional 215,421 warrants with identical terms upon the closing of our public offering on November 13, 2024.

The exercise price of the warrants was automatically amended to $7.19 per share upon the closing of our public offering on November 13, 2024.

Listing

Our common shares are listed on the Nasdaq under the symbol “ACOG.”

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is Computershare Investor Services Inc. with its principal office at 510 Burrard Street, 3rd Floor, Vancouver, British Columbia V6C 3B9.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides details of compensation plans under which our equity securities are authorized for issuance as of December 31, 2023. A description of the significant terms of each of our equity compensation plans of follows the table below:

The following table provides details of compensation plans under which our equity securities are authorized for issuance as of December 31, 2024. A description of the significant terms of each of our equity compensation plans follows the table below:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights(1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by securityholders(2)(3)(4)(5)	1,064,574	$3.50	2,202,714
Equity compensation plans not approved by securityholders	—	$—	—
Total	1,064,574	$3.50	2,202,714

Notes:

(1)	The exercise price for some options and Performance Shares is expressed in United States dollars.

(2)	The total number of securities which may be issued under the 2023 Plan is, at any time, 20% of our issued and outstanding common shares and Restricted Shares at such time. As of December 31, 2024, we have a total of 4,728,359 common shares and no Restricted Shares issued and outstanding.

(3)	171,332 shares are issued and remain outstanding under the 2022 Stock Option Plan, at an average exercise price of $4.96 per share.

(4)	627,600 shares are issued and remain outstanding under the 2023 Stock Option Plan, at an average exercise price of $4.25 per share.

(5)	265,642 Performance Shares are issued and remain outstanding at an exercise price of $0.25 per share. These Performance Shares were issued pursuant to the Legacy Compensation Plan (as defined below).

(3)	171,332 shares are issued and remain outstanding under the 2022 Stock Option Plan, at an average exercise price of $4.96 per share.

(4)	627,600 shares are issued and remain outstanding under the 2023 Stock Option Plan, at an average exercise price of $4.25 per share.

(5)	265,642 Performance Shares are issued and remain outstanding at an exercise price of $0.25 per share. These Performance Shares were issued pursuant to the Legacy Compensation Plan (as defined below).

Stock option plans and other incentive plans

On June 19, 2025, our stockholders approved and adopted our 2025 Stock and Incentive Plan (the “New Incentive Plan”). The purpose of the New Incentive Plan is to promote our interests and our Shareholders by aiding us in attracting and retaining employees, officers, consultants, advisors, and non-employee directors capable of assuring our future success, to offer such persons incentives to put forth maximum efforts for our business success and to compensate such persons through stock-based awards and provide them with opportunities for stock ownership in our business, thereby aligning the interests of such persons with the Shareholders.

The New Incentive Plan authorizes the compensation committee of the Board or such other committee designated by the Board to administer the New Incentive Plan to provide equity based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, dividend equivalents, or other stock-based awards.

With the adoption of the New Incentive Plan, there will no longer be any grants under our existing 2022 Option Plan and 2023 Stock Option Plan, though existing grants under the prior plans will remain in effect in accordance with the terms of the applicable plan.

Exchange Controls

There are no governmental laws, decrees or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-resident holders of the securities of Alpha Cognition, other than Canadian withholding tax. See “Material Canadian Federal Income Tax Considerations” below.

DESCRIPTION OF PREFERRED SHARES

Our board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time preferred shares in one or more series. Each such series of preferred shares shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of preferred shares by our board of directors may result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of our common shares and could dilute the voting rights of the holders of our common shares.

We will fix the rights, preferences, privileges and restrictions of the preferred shares of each series in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of any certificate of designation that describes the terms of the series of preferred shares we are offering before the issuance of the related series of preferred shares. This description will include any or all of the following, as required:

●	the title and stated value;

●	the number of shares we are offering;

●	the liquidation preference per share;

●	the purchase price;

●	the dividend rate, period and payment date and method of calculation for dividends;

●	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

●	any contractual limitations on our ability to declare, set aside or pay any dividends;

●	the procedures for any auction and remarketing, if any;

●	the provisions for a sinking fund, if any;

●	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;

●	any listing of the preferred shares on any securities exchange or market;

●	whether the preferred shares will be convertible into our common shares, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;

●	whether the preferred shares will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;

●	voting rights, if any, of the preferred shares;

●	preemptive rights, if any;

●	restrictions on transfer, sale or other assignment, if any;

●	a discussion of any material or special United States federal income tax considerations applicable to the preferred shares;

●	the relative ranking and preferences of the preferred shares as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;

●	any limitations on issuance of any class or series of preferred shares ranking senior to or on a parity with the series of preferred shares as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and

●	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred shares.

If we issue preferred shares under this prospectus, after receipt of payment therefor, the shares will be fully paid and non-assessable.

Our board of directors may authorize the issuance of preferred shares with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common shares. Preferred shares could be issued quickly with terms designed to delay or prevent a change in control of our business or make removal of management more difficult. Additionally, the issuance of preferred shares could have the effect of decreasing the market price of our common shares.

DESCRIPTION OF DEBT SECURITIES

The debt securities may be issued in one or more series under an indenture (the “Indenture”) to be entered into between us and one or more trustees (the “Trustee”) that will be named in a prospectus supplement for a series of debt securities. To the extent applicable, the Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended. A copy of the form of the Indenture to be entered into has been or will be filed with the SEC as an exhibit to the Registration Statement and will be filed with the securities commissions or similar authorities in Canada when it is entered into. We may issue debt securities, separately or together, with common shares, warrants, subscription receipts, units or any combination thereof, as the case may be.

The description of certain provisions of the Indenture in this section do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of the Indenture. The following sets forth certain general terms and provisions of the debt securities. The particular terms and provisions of a series of deft securities offered pursuant to this prospectus will be set forth in the applicable prospectus supplement, and the extent to which the general terms and provisions described below may apply to such debt securities will be described in the applicable prospectus supplement. This description may include, but may not be limited to, any of the following, if applicable:

●	the title of the debt securities;

●	any limit on the aggregate principal amount of the debt securities

●	the date or dates, if any, on which the debt securities will mature and the portion (if less than all of the principal amount) of the debt securities to be payable upon declaration of acceleration of maturity;

●	the rate or rates (whether fixed or variable) at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue and on which any such interest will be payable and the record dates for any interest payable on the debt securities;

●	the terms and conditions under which we may be obligated to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provisions or otherwise;

●	the terms and conditions upon which we may redeem the debt securities, in whole or in part, at our option;

●	the covenants applicable to the debt securities;

●	the terms and conditions for any conversion or exchange of the debt securities for any other securities;

●	the extent and manner, if any, to which payment on or in respect of the debt securities of the series will be senior or will be subordinated to the prior payment of our other liabilities and obligations;

●	whether the debt securities will be secured or unsecured;

●	whether the debt securities will be issuable in the form of global securities (“Global Securities”), and, if so, the identity of the depositary for such Global Securities;

●	the denominations in which debt securities will be issuable, if other than denominations of US$1,000 or integral multiples of US$1,000;

●	each office or agency where payments on the debt securities will be made and each office or agency where the debt securities may be presented for registration of transfer or exchange;

●	if other than United States dollars, the currency in which the debt securities are denominated or the currency in which we will make payments on the debt securities;

●	any index, formula or other method used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities; and

●	any other terms, conditions, rights or preferences of the debt securities which apply solely to the debt securities.

If we denominate the purchase price of any of the debt securities in a currency or currencies other than United States dollars or a non-United States dollar unit or units, or if the principal of and any premium and interest on any debt securities is payable in a currency or currencies other than United States dollars or a non-United States dollar unit or units, we will provide investors with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such non-United States dollar currency or currencies or non-United States dollar unit or units in the applicable prospectus supplement.

Each series of debt securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

The terms on which a series of debt securities may be convertible into or exchangeable for common shares or other Securities will be described in the applicable prospectus supplement. These terms may include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option, and may include provisions pursuant to which the number of common shares or other Securities to be received by the holders of such series of debt securities would be subject to adjustment.

This prospectus does not qualify for issuance debt securities, or securities convertible or exchangeable into debt securities, in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, without limitation, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items or any other “novel specified derivative” as defined in NI 44-102.

To the extent any debt securities are convertible into common shares or other securities, prior to such conversion the holders of such debt securities will not have any of the rights of holders of the securities into which the debt securities are convertible, including the right to receive payments of dividends or the right to vote such underlying securities.

We may, from time to time, issue debt securities and incur additional indebtedness other than through the issue of debt securities pursuant to this prospectus.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our common shares, preferred shares or debt securities. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, the form of any warrant that describes the terms of the warrants we are offering.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

●	the number of common shares or preferred shares purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

●	the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred shares purchasable upon exercise of warrants to purchase preferred shares;

●	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

●	the date, if any, on and after which the warrants and the related debt securities, preferred shares or common shares will be separately transferable;

●	the terms of any rights to redeem or call the warrants;

●	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

●	United States Federal income tax consequences applicable to the warrants; and

●	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

●	to vote, consent or receive dividends;

●	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

●	exercise any rights as stockholders.

Each warrant will entitle our holder to purchase the principal amount of debt securities or the number of preferred shares or common shares at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common shares or preferred shares are exercised, the holders of the warrants will not have any rights of holders of the underlying common shares or preferred shares, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common shares or preferred shares, if any.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

We may issue subscription receipts, which will entitle holders to receive upon satisfaction of certain release conditions and for no additional consideration, common shares, preferred shares, debt securities, warrants or a combination thereof. Subscription receipts will be issued pursuant to one or more subscription receipt agreements (each, a “Subscription Receipt Agreement”), each to be entered into between us and an escrow agent (the “Escrow Agent”), which will establish the terms and conditions of the subscription receipts. Each Escrow Agent will be a financial institution organized under the laws of Canada or a province thereof or in the United States, as may be permitted by law, and authorized to carry on business as a trustee. In the United States, we will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report on Form 8-K that we file with the SEC, any Subscription Receipt Agreement describing the terms and conditions of subscription receipts we are offering before the issuance of such subscription receipts.

The following description sets forth certain general terms and provisions of subscription receipts and is not intended to be complete. The statements made in this prospectus relating to any Subscription Receipt Agreement and subscription receipts to be issued thereunder are summaries of certain anticipated provisions thereof and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Subscription Receipt Agreement and the prospectus supplement describing such Subscription Receipt Agreement. We urge you to read the applicable prospectus supplement related to the particular subscription receipts that we sell under this prospectus, as well as the complete Subscription Receipt Agreement.

The prospectus supplement relating to any subscription receipts we offer will describe the subscription receipts and include specific terms relating to their offering. All such terms will comply with the requirements of applicable securities exchanges relating to subscription receipts. If underwriters or agents are used in the sale of subscription receipts, one or more of such underwriters or agents may also be parties to the Subscription Receipt Agreement governing the subscription receipts sold to or through such underwriters or agents.

General

The prospectus supplement and the Subscription Receipt Agreement for any subscription receipts we offer will describe the specific terms of the subscription receipts and may include, but are not limited to, any of the following:

●	the designation and aggregate number of subscription receipts offered;

●	the price at which the subscription receipts will be offered;

●	the currency or currencies in which the subscription receipts will be offered;

●	the designation, number and terms of the common shares, preferred shares, debt securities, warrants or combination thereof to be received by holders of subscription receipts upon satisfaction of the release conditions, and the procedures that will result in the adjustment of those numbers;

●	the conditions (the “Release Conditions”) that must be met in order for holders of subscription receipts to receive for no additional consideration common shares, Warrants or a combination thereof;

●	the procedures for the issuance and delivery of common shares, preferred shares, warrants or a combination thereof to holders of subscription receipts upon satisfaction of the Release Conditions;

●	whether any payments will be made to holders of subscription receipts upon delivery of the common shares, preferred shares, debt securities, warrants or a combination thereof upon satisfaction of the Release Conditions (e.g., an amount equal to dividends declared on our common shares by us to holders of record during the period from the date of issuance of the subscription receipts to the date of issuance of any common shares pursuant to the terms of the Subscription Receipt Agreement);

●	the terms and conditions under which the Escrow Agent will hold all or a portion of the gross proceeds from the sale of subscription receipts, together with interest and income earned thereon (collectively, the “Escrowed Funds”), pending satisfaction of the Release Conditions;

●	the terms and conditions pursuant to which the Escrow Agent will hold common shares, preferred shares, debt securities, warrants or a combination thereof pending satisfaction of the Release Conditions;

●	the terms and conditions under which the Escrow Agent will release all or a portion of the Escrowed Funds to us upon satisfaction of the Release Conditions;

●	if the subscription receipts are sold to or through underwriters or agents, the terms and conditions under which the Escrow Agent will release a portion of the Escrowed Funds to such underwriters or agents in payment of all or a portion of their fees or commission in connection with the sale of the subscription receipts;

●	procedures for the refund by the Escrow Agent to holders of subscription receipts of all or a portion of the subscription price for their subscription receipts, plus any pro rata entitlement to interest earned or income generated on such amount, if the Release Conditions are not satisfied;

●	any contractual right of rescission to be granted to initial purchasers of subscription receipts in the event this prospectus, the prospectus supplement under which subscription receipts are issued or any amendment hereto or thereto contains a misrepresentation;

●	our entitlement to purchase the subscription receipts in the open market by private agreement or otherwise;

●	whether we will issue the subscription receipts as global securities and, if so, the identity of the depositary for the global securities;

●	whether we will issue the subscription receipts as bearer securities, registered securities or both;

●	provisions as to modification, amendment or variation of the Subscription Receipt Agreement or any rights or terms attaching to the subscription receipts;

●	the identity of the Escrow Agent;

●	whether the subscription receipts will be listed on any exchange;

●	material United States and Canadian federal tax consequences of owning the subscription receipts; and

●	any other terms of the subscription receipts.

The holders of subscription receipts will not be our shareholders. Holders of subscription receipts are entitled only to receive common shares, preferred shares, debt securities, warrants or a combination thereof on exchange of their subscription receipts, plus any cash payments provided for under the Subscription Receipt Agreement, if the Release Conditions are satisfied. If the Release Conditions are not satisfied, the holders of subscription receipts shall be entitled to a refund of all or a portion of the subscription price therefor and all or a portion of the pro rata share of interest earned or income generated thereon, as provided in the Subscription Receipt Agreement.

Escrow

The Escrowed Funds will be held in escrow by the Escrow Agent, and such Escrowed Funds will be released to us (and, if the subscription receipts are sold to or through underwriters or agents, a portion of the Escrowed Funds may be released to such underwriters or agents in payment of all or a portion of their fees in connection with the sale of the subscription receipts) at the time and under the terms specified by the Subscription Receipt Agreement. If the Release Conditions are not satisfied, holders of subscription receipts will receive a refund of all or a portion of the subscription price for their subscription receipts plus their pro rata entitlement to interest earned or income generated on such amount, in accordance with the terms of the Subscription Receipt Agreement. common shares or Warrants may be held in escrow by the Escrow Agent, and will be released to the holders of subscription receipts following satisfaction of the Release Conditions at the time and under the terms specified in the Subscription Receipt Agreement.

Anti-Dilution

The Subscription Receipt Agreement will specify that upon the subdivision, consolidation, reclassification or other material change of the common shares or Warrants or any other reorganization, amalgamation, merger or sale of all or substantially all of our assets, the subscription receipts will thereafter evidence the right of the holder to receive the securities, property or cash deliverable in exchange for, or on the conversion of, or in respect of, the common shares, preferred shares, debt securities or warrants to which the holder of a common share, preferred share, debt security or warrant would have been entitled immediately after such event. Similarly, any distribution to all or substantially all of the holders of common shares of rights, options, warrants, evidences of indebtedness or assets will result in an adjustment in the number of common shares to be issued to holders of subscription receipts whose subscription receipts entitle the holders thereof to receive common shares. Alternatively, such securities, evidences of indebtedness or assets may, at our option, be issued to the Escrow Agent and delivered to holders of subscription receipts on exercise thereof. The Subscription Receipt Agreement will also provide that if our other actions affect the common shares or Warrants, which, in the reasonable opinion of our directors, would materially affect the rights of the holders of subscription receipts and/or the rights attached to the subscription receipts, the number of common shares or Warrants which are to be received pursuant to the subscription receipts shall be adjusted in such manner, if any, and at such time as our directors may in their discretion reasonably determine to be equitable to the holders of subscription receipts in such circumstances.

Rescission

The Subscription Receipt Agreement will also provide that any misrepresentation in this prospectus, the prospectus supplement under which the subscription receipts are offered, or any amendment thereto, will entitle each initial purchaser of subscription receipts to a contractual right of rescission following the issuance of the common shares or Warrants to such purchaser entitling such purchaser to receive the amount paid for the subscription receipts upon surrender of the common shares or Warrants, provided that such remedy for rescission is exercised in the time stipulated in the Subscription Receipt Agreement. This right of rescission does not extend to holders of subscription receipts who acquire such subscription receipts from an initial purchaser, on the open market or otherwise, or to initial purchasers who acquire subscription receipts in the United States.

Global Securities

We may issue subscription receipts in whole or in part in the form of one or more global securities, which will be registered in the name of and be deposited with a depositary, or its nominee, each of which will be identified in the applicable prospectus supplement. The global securities may be in temporary or permanent form. The applicable prospectus supplement will describe the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global security. The applicable prospectus supplement also will describe the exchange, registration and transfer rights relating to any global security.

Modifications

The Subscription Receipt Agreement will provide for modifications and alterations to the subscription receipts issued thereunder by way of a resolution of holders of subscription receipts at a meeting of such holders or a consent in writing from such holders. The number of holders of Subscriptions Receipts required to pass such a resolution or execute such a written consent will be specified in the Subscription Receipt Agreement.

We may amend the Subscription Receipt Agreement, without the consent of the holders of the subscription receipts, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not materially and adversely affect the interests of holders of outstanding subscription receipts.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other terms of the units and their constituent securities.

LEGAL MATTERS

The validity of the issuance of the common shares offered by this prospectus will be passed upon for us by Morton Law LLP and Dorsey & Whitney LLP.

EXPERTS

Our financial statements for the years ended December 31, 2024, and 2023 incorporated by reference in this prospectus have been audited by Manning Elliott LLP, independent registered public accounting firm, as set forth in their report incorporated herein by reference.

INCORPORATION BY REFERENCE

In this prospectus, we “incorporate by reference” certain information that we file with the SEC, which means that we can disclose important information to you by referring you to that information. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents or information have been filed by us with the SEC and are incorporated by reference into this prospectus (other than, in each case, documents or information that are or are deemed to have been furnished rather than filed in accordance with SEC rules, including disclosure furnished under Items 2.02 or 7.01 of Form 8-K):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 31, 2025;

●	our Quarterly Report on Form 10-Q for the three months ended March 31, 2025, filed with the SEC on May 15, 2025;

●	our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2025, filed with the SEC on August 14, 2025;

●	our Proxy Statement on Schedule 14A, in connection with our June 19, 2025 annual general meeting of shareholders, including the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 31, 2025;

●	our Current Reports on Form 8-K filed with the SEC on February 27, 2025, April 10, 2025 and June 23, 2025; and

●	the description of our common shares contained in our registration statement on Form 8-A filed on November 8, 2024, including any amendments or reports filed for the purposes of updating this description

All documents and reports that we file with the SEC (other than, in each case, documents or information that are or are deemed to have been furnished rather than filed in accordance with SEC rules) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to in this prospectus as the “Exchange Act,” from the date of this prospectus until the completion of the offering under this prospectus shall be deemed to be incorporated by reference into this prospectus. We also hereby specifically incorporate by reference all filings filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement on Form S-3 to which this prospectus relates and prior to effectiveness of such registration statement. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus. The information contained on or accessible through any websites, including www.alphacognition.com, is not and shall not be deemed to be incorporated by reference into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Alpha Cognition Inc.
1452 Hughes Rd., Ste 200

Grapevine, Texas, 76051
(858) 344-4375

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement, or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. Copies of our periodic and current reports and proxy statements, may be obtained, free of charge, on our website at www.alphacognition.com. This reference to our internet address is for informational purposes only and the information contained on or accessible through such internet address is not and shall not be deemed to be incorporated by reference into this prospectus.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website or at our public reference room.

Alpha Cognition Inc.

4,651,516 Common Shares

Pre-Funded Warrants to Purchase up to 948,484 Common Shares

PROSPECTUS SUPPLEMENT

 Sole Bookrunner

Titan Partners Group

a division of American Capital Partners

September 30, 2025